Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248449

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 28, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 28, 2020)

41,910,700 Shares

Yum China Holdings, Inc.

COMMON STOCK

We are offering 41,910,700 shares of our common stock as part of a global offering, comprising an international offering of initially 40,234,200 shares offered hereby, and a Hong Kong public offering of initially 1,676,500 shares.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “YUMC.” On August 27, 2020, the last reported trading price of our common stock on the NYSE was US$55.20 per share, or HK$427.81 per share, based upon an exchange rate of HK$7.7502 to US$1.00.

We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our common stock on the NYSE on the last trading day on or before the pricing of the global offering, which is expected to be on or about September 4, 2020. The maximum offer price for the Hong Kong public offering is HK$468.00, or US$60.39, per share based on an exchange rate of HK$7.7502 to US$1.00. The offer price in the international offering may be higher than, or the same as, the offer price in the Hong Kong public offering. For more information, see “Underwriting” beginning on page S-55 of this prospectus supplement.

The allocation of shares between the international offering and the Hong Kong public offering is subject to reallocation. For more information, see “Underwriting.” The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for shares sold in the United States, as well as for shares initially offered and sold outside the United States in the global offering that may be resold from time to time into the United States in compliance with applicable law.

We have applied to list our common stock on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) pursuant to Chapter 19C of the Hong Kong Stock Exchange Listing Rules, under the stock code “9987.”

Investing in our common stock involves certain risks. You should carefully consider the matters described under the caption “Risk Factors” beginning on page S-30 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE HK$                PER SHARE

	Per Share	Total(3)
Public offering price	HK$ (2)	HK$
Underwriting discounts and commissions(1)	HK$	HK$
Proceeds to us (before expenses)	HK$	HK$

(1)	See “Underwriting” for additional information regarding underwriting compensation.
(2)

Equivalent to US$                 per share, based upon an exchange rate of HK$                 to US$1.00 as of                 , 2020, per the noon buying rate set forth in the H.10 statistical release of The Board of Governors of the U.S. Federal Reserve System.

(3)

Excludes the shares sold in the Hong Kong public offering, with a public offering price of HK$                 per share (HK$                 in total), underwriting discounts and commissions of HK$                 per share (HK$                 in total) and proceeds to us of HK$                 per share (HK$                 in total).

We have granted the international underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 6,286,600 shares of common stock at the public offering price to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor through the facilities of the Central Clearing and Settlement System on or about                 , 2020.

Sponsor, Joint Global Coordinator, Joint Bookrunner and Joint Lead Manager

Goldman Sachs

Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers

(in alphabetical order)

Citigroup	CMBI	UBS

Joint Bookrunners and Joint Lead Managers

(in alphabetical order)

ABCI	AMTD	BOC International	CICC	CLSA	HSBC	ICBC International

The date of this prospectus supplement is                 , 2020.

Prospectus Supplement

Prospectus

S-i

LETTER FROM OUR CEO

Dear Yum China investors,

Over thirty years ago, we started our journey in China with the opening of the first KFC restaurant in Beijing. Four years ago, we spun off from Yum! Brands and became an independent company listed on the NYSE. Today, we embark on a new chapter — a secondary listing in Hong Kong, a place that embraces East and West and enables us to broaden our investor base. Welcome to our journey.

“吃了嗎？” (“Have you eaten?”) This is how neighbors and friends greet each other on the streets and alleys of China. More intimate than “how are you,” this simple phrase instantly brings people closer and crystalizes the importance of food and eating in the daily lives of people in China. We, at Yum China, are immensely honored to serve our discerning customers.

On November 12, 1987, KFC made its China debut near Qianmen in Beijing. The largest KFC outlet in the world at that time, it was the first-ever western chain restaurant in China. An instant hit. The widely loved KFC Original Recipe® chicken transcended cultures and brought people together at our dining tables. For over thirty years, our appeal has endured and grown. Our flagship brands, KFC and Pizza Hut, have become deeply ingrained in the lives and memories of generations in China. A first taste of western cuisine. A special birthday. A first date. Over 10,000 restaurants later, we have now grown to become the largest restaurant company in China. We have also added emerging brands to our restaurant family, such as Taco Bell, East Dawning, Little Sheep, Huang Ji Huang, COFFii & JOY and Lavazza.

We are deeply committed to China. Our success comes from focusing on developing a strong connection with our customers in China. While staying true to our original recipes, we refine our food and menu to suit local tastes and adjust our services and dining experiences for the dynamic Chinese market. With over 400,000 employees, and thousands of franchisees, suppliers and business partners, we are proud to create jobs and opportunities for so many in China. Our employees, our customers, and our communities are the backbone of our business, and we strive to give back and make a positive impact on society.

In 2008, we commenced the “One Yuan Donation” program together with the China Foundation for Poverty Alleviation, encouraging our restaurant guests and employees to donate one yuan to enrich the diets of children in China’s impoverished regions. Over the past 12 years, the “One Yuan Donation” program helped build modern kitchens in over 1,000 schools and provided over 48 million nutritious meals to 712,000 school children across China. Our KFC Angel Restaurants program provides employment opportunities for people with special needs. In the past eight years, we provided employment to over 400 special-need youths in 25 of our restaurants in 24 cities across China. Each of these restaurants is specially equipped and staffed to facilitate the work of employees with special needs, making them feel included and comfortable in an environment of peers. The Angel Restaurant program helps people with special needs realize their full potential in a rewarding working environment. We are proud of our contributions to society.

Since 2018, our vision has been to become the world’s most innovative pioneer in the restaurant industry. Our innovations underlie our agile and resilient business model, which enables us to adapt not only to new technologies, but also to economic and social evolution in China. Innovation is manifested in every aspect of our business — from “always something new” menu items to digital marketing, from a tech-enabled dining experience to optimization for operational efficiency. With more than 1,900 new menu item prototypes developed, and around 400 new and improved products launched in 2019 alone, we offer an ever-evolving selection of appealing, tasty and convenient food at great prices. Our innovations have earned us many firsts in China’s restaurant industry: one of the earliest adopters of mobile ordering among restaurant chains, one of the first to offer digital payment options, and the first to commercially implement facial recognition payment technologies.

Good times build confidence; bad times build character. The COVID-19 pandemic has presented unprecedented challenges and exerted extreme stress on our operations and on our employees. We rose to the occasion. We prioritized the safety and health of our employees and customers. A majority of our stores remained open, and our employees and delivery riders continued to show up and provide a critical food service to essential service workers, in a time of crisis. We provided over 170,000 free meals to many hospitals and community health centers across China. We supported our employees and their families by extending their holiday pay and strengthening their medical insurance coverage. Our senior executives forwent a portion of their salaries to support our frontline employees and their families. Our operations also proved resilient. Thanks to our courageous RGMs and employees and our innovative technology-enabled platform, our operations withstood the severe stress test and weathered the storm. We continued to run our operations efficiently and continued to innovate and pioneered contactless delivery and takeaway during the pandemic. We went above and beyond and did what was right for our employees, our customers, our shareholders and our communities.

Looking to the future, we are excited by our long-term prospects in China, ranging from substantial offline white space opportunities to promising online and digital footprint expansion potential. We will continue to invest for growth — to build an ever stronger, nimbler and more innovative company that positively impacts our employees, customers, shareholders, suppliers, communities and the environment. Thirty years into our journey, our secondary listing in Hong Kong will provide an additional access point for our stakeholders to invest in our company, closer to where we operate, where our customers and communities thrive.

I believe that great companies have souls. Ours is rooted in our connection to the communities we serve — to our guests and to our people. At Yum China, we fervently believe all of us are members of the same extended family. We provided free meals to healthcare workers during the COVID-19 crisis: not because we were asked; not to gain publicity; but because that’s how good neighbors treat one another. We have a longstanding tradition of welcoming everyone into our stores as honored guests — from the urban mom buying three buckets for a family get-together to the homeless laborer just seeking a clean bathroom or a place to sit for a while. The stories we tell onboarding staff members tend to feature the latter, as most of us, myself included, have been in less fortunate straits sometime in our lives. We want our people to work hard, to have pride in their jobs and their company, and to adopt our bedrock Yum China values. Foremost among these is both feeling and acting with empathy — this I see as the true soul of Yum China.

On behalf of everyone at Yum China, thank you for your passion and support.

Joey Wat

Chief Executive Officer

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the global offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus included in our registration statement on Form S-3, which contains a description of our common stock and gives more general information, some of which may not apply to the global offering. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the other information to which we refer you. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Other than with respect to the Hong Kong public offering, no action is being taken in any jurisdiction outside the United States to permit a public offering of the shares, and no action is being taken in any jurisdiction outside the United States to permit the possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to the global offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

This prospectus supplement contains certain information and statistics derived from the market research report on China’s restaurant industry prepared by Frost & Sullivan International Limited, an independent global consulting firm, which we commissioned (the “F&S Report”). We believe that the sources of such information and statistics are appropriate for such information and statistics, and have taken reasonable care in extracting and reproducing such information and statistics. Although we have no reason to believe that such information and statistics are false or misleading or that any fact has been omitted that would render such information and statistics false or misleading in any material respect, estimates reflected in the F&S Report involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

Unless the context otherwise requires, references in this prospectus supplement to “Yum China,” the “Company,” “we,” “us” or “our” refer to Yum China Holdings, Inc., a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references to “China” mean the

“People’s Republic of China” or “mainland China,” excluding Taiwan and the special administrative regions of Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China. Unless otherwise noted, all translations from Hong Kong dollars (“HK$”) to U.S. dollars (“US$”) in this prospectus supplement are made at a rate of HK$7.7502 to US$1.00, the exchange rate in effect as of August 21, 2020, per the noon buying rate set forth in the H.10 statistical release of The Board of Governors of the U.S. Federal Reserve System. We make no representation that any Hong Kong dollar amounts could have been, or could be, converted into U.S. dollars at any particular rate, or at all.

“System sales” means the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants, except for sales from non-Company-owned restaurants, for which we do not receive a sales-based royalty. “Restaurant margin” means restaurant profit (i.e., Company sales less expenses incurred directly by our Company-owned restaurants in generating revenues from Company-owned restaurants), divided by Company sales.

FORWARD-LOOKING STATEMENTS

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and include without limitation statements related to the completion of the global offering and the use of proceeds therefrom, as well as statements regarding the future strategies, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, and the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China’s business. These forward-looking statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “continue,” “ongoing” or other similar terminology. Forward-looking statements are based on our expectations, estimates, assumptions or projections concerning future results or events as of the date such statement is made. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results and events to differ materially from those indicated by those statements. We cannot assure you that any of our assumptions are correct or any of our expectations, estimates or projections will be achieved. Numerous factors could cause our actual results to differ materially from those expressed or implied by forward-looking statements, including, without limitation, the following:

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Risks related to our business and industry, such as (a) food safety and food-borne illness concerns, (b) significant failure to maintain effective quality assurance systems for our restaurants, (c) significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering, (d) health concerns arising from outbreaks of viruses or other illnesses, including the COVID-19 pandemic, (e) the fact that the operation of our restaurants is subject to the terms of the master license agreement with our former parent company, YUM! Brands, Inc. (“YUM”), (f) the fact that our success is tied to the success of YUM’s brand strength, marketing campaigns and product innovation, (g) shortages or interruptions in the availability and delivery of food products and other supplies, (h) fluctuation of raw materials prices, (i) our inability to attain our target development goals, the potential cannibalization of existing sales by aggressive development and the possibility that new restaurants will not be profitable, (j) risks associated with leasing real estate, (k) inability to obtain desirable restaurant locations on commercially reasonable terms, (l) labor shortages or increases in labor costs, (m) the fact that our success depends substantially on our corporate reputation and on the value and perception of our brands, (n) the occurrence of security breaches and cyber-attacks, (o) failure to protect the integrity and security of our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf, (p) failures or interruptions of service or security breaches in our information technology systems, (q) the fact that our business depends on the performance of, and our long-term relationships with, third-party mobile payment processors, internet infrastructure operators, internet service providers and delivery aggregators, (r) failure to provide timely and reliable delivery services by our restaurants, (s) the fact that our growth strategy with respect to COFFii & JOY may not be successful, (t) challenges and risks related to our e-commerce business, (u) the anticipated benefits of the acquisition of DAOJIA.com.cn (“Daojia”) and Huang Ji Huang may not be realized in a timely manner or at all, (v) the Chinese government may determine that the VIE structure of Daojia does not comply with Chinese laws on foreign investment in restricted industries, (w) our inability or failure to recognize, respond to and effectively manage the impact of social media, (x) litigation and failure to comply with anti-bribery or anti-corruption laws, (y) U.S. federal income taxes, changes in tax rates, disagreements with tax authorities and imposition of new taxes, (z) changes in consumer discretionary spending and general economic conditions, (aa) the fact that the restaurant industry in which we operate is highly competitive, (bb) loss or failure to obtain or renew any or all of the approvals, licenses and permits to operate our business, (cc) our inability to adequately protect the intellectual property we own or have the right to use, (dd) our licensor’s failure to protect its intellectual property, (ee) seasonality and certain major events in China, (ff) our failure to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, customers or other third parties, (gg) changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters, (hh) failure of our insurance policies to provide adequate coverage for claims associated with our business operations, (ii) unforeseeable business interruptions, (jj) failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting in accordance with the rules of the Securities and Exchange Commission (“SEC”), (kk) the fact that our success depends on the continuing efforts of our key management and experienced and capable personnel as well as our ability to recruit new talent, (ll) the fact that our investment in technology and innovation may not generate the expected level of returns, (mm) fair value changes for our investment in equity securities and short-term investments may adversely affect our financial condition and results of operations, (nn) the fact that our operating results may be adversely affected by our investment in unconsolidated affiliates and (oo) the fact that our strategic investments or acquisitions may be unsuccessful;

•

Risks related to doing business in China, such as (a) changes in Chinese political policies and economic and social policies or conditions, (b) uncertainties with respect to the interpretation and enforcement of Chinese laws, rules and regulations, (c) changes in political, business, economic and trade relations between the United States and China, including the imposition of new or higher taxes on goods imported from the United States, (d) fluctuation in the value of the Chinese Renminbi, (e) limitations on our ability to utilize our cash balances effectively due to governmental control of currency conversion and payments of foreign currency and the Renminbi out of mainland China, (f) changes in laws and regulations of China or non-compliance with applicable laws and regulations, (g) reliance on dividends and other distributions on equity paid by our principal subsidiaries in China to fund offshore cash requirements, (h) potential unfavorable tax consequences resulting from our classification as a China resident enterprise for Chinese enterprise income tax purposes, (i) uncertainty regarding indirect transfers of equity interests in China resident enterprises and enhanced scrutiny by Chinese tax authorities, (j) difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, (k) inability to use properties due to defects caused by non-registration of lease agreements related to certain properties, (l) risk in relation to unexpected land acquisitions, building closures or demolitions, (m) potential fines and other legal or administrative sanctions for failure to comply with Chinese regulations regarding our employee equity incentive plans and various employee benefit plans, (n) our audit reports are prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board and, as such, our stockholders are deprived of the benefits of such inspection, (o) proceedings instituted by the SEC against certain China-based accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (p) restrictions on our ability to make loans or additional capital contributions to our Chinese subsidiaries due to Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion and (q) difficulties in pursuing growth through acquisitions due to regulations regarding acquisitions;

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Risks related to the separation and related transactions, such as (a) incurring significant tax liabilities if the distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes and the Company could be required to indemnify YUM for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement, (b) being obligated to indemnify YUM for material taxes and related amounts pursuant to indemnification obligations under the tax matters agreement if YUM is subject to Chinese indirect transfer tax with respect to the distribution, (c) potential indemnification liabilities owing to YUM pursuant to the separation and distribution agreement and there being no assurance that the indemnity provided by YUM with respect to certain liabilities in connection with the separation will be sufficient to insure us against the full amount of such liabilities, (d) the possibility that a court would require that we assume responsibility for obligations allocated to YUM under the separation and distribution agreement and (e) potential liabilities due to fraudulent transfer considerations.

In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the SEC (including the information set forth under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Current Report on Form 8-K filed with the SEC on August 28, 2020, and the other documents that are incorporated by reference into this prospectus supplement for additional information regarding factors that could affect our financial and other results. You should not place undue reliance on forward-looking statements, which speak only as of the date they were made. We are not undertaking to update any of these statements, except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section titled “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere in or incorporated by reference into this prospectus supplement.

Our Vision

Our vision is to become the world’s most innovative pioneer in the restaurant industry. Innovation and technology have been the key pillars of our business success, extending our runway for sustainable growth, enhancing the guest experience and optimizing operations and cost efficiencies.

Overview

Yum China is the largest restaurant company in China in terms of 2019 System sales according to the F&S Report. We had US$8.8 billion of revenue in 2019 and over 9,900 restaurants as of June 30, 2020. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

We separated from YUM on October 31, 2016, becoming an independent, publicly traded company under the ticker symbol “YUMC” on the NYSE on November 1, 2016. In connection with the separation of our Company from YUM, we entered into a 50-year master license agreement, pursuant to which we were granted the exclusive right to operate and sub-license the KFC, Pizza Hut and, subject to achieving certain agreed-upon milestones, Taco Bell brands in China, excluding Hong Kong, Taiwan and Macau. In exchange, we pay a license fee to YUM of 3% of the net System sales from both our Company-owned and franchised restaurants. The master license agreement can be automatically renewed for additional consecutive renewal terms of 50 years each, subject only to us being in “good standing” and unless we give notice of our intent not to renew. We own the intellectual property of the Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning concepts outright.

KFC was the first major global restaurant brand to enter China as early as 1987. With more than 30 years of operations, we have developed extensive operating experience in the China market. We have since grown to become the largest restaurant company in China in terms of 2019 System sales, with over 9,900 restaurants covering over 1,400 cities primarily in China as of June 30, 2020.

KFC is the leading and the largest quick-service restaurant (“QSR”) brand in China in terms of 2019 System sales, according to the F&S Report. As of June 30, 2020, KFC operated over 6,700 restaurants in over 1,400 cities across China. KFC primarily competes with western QSR brands in China, such as McDonald’s, Dicos and Burger King, among which we believe KFC had an approximate two-to-one lead over its nearest competitor in terms of store count as of the end of 2019.

Pizza Hut is the leading and the largest casual dining restaurant (“CDR”) brand in China in terms of 2019 System sales and number of restaurants, according to the F&S Report. As of June 30,

2020, Pizza Hut operated over 2,200 restaurants in over 500 cities across China. Measured by number of restaurants, we believe Pizza Hut had an approximate five-to-one lead over its nearest western CDR competitor in China as of the end of 2019.

We opened over 1,000 new restaurants in 2019 and an average of more than two new locations per day over the past five years. We either operate or franchise restaurant brands, and we owned and operated approximately 90% of our restaurants ourselves as of December 31, 2019, which has driven our historically attractive return on investment. We owned and operated approximately 85% of our restaurants ourselves as of June 30, 2020 after the acquisition of a controlling interest in Huang Ji Huang, a franchise-centric business.

Over the past three decades, we have built a significant lead not just in scale, but also in brand loyalty, development capabilities, innovative product offerings, industry-leading digital and delivery capabilities, a robust supply chain management system, a strong financial profile, a highly-talented workforce and a seasoned and passionate management team. We believe that these competitive strengths are difficult to replicate, allowing us to deliver superior value propositions to our guests and generate strong returns for our stockholders. Given the strong competitive position of our core brands and commitment to innovation and digitalization in every aspect of our business, against the backdrop of China’s growing economy, we expect to continue to drive System sales growth by both new unit growth and same-store sales growth and maintain our leading position as the largest restaurant company in China.

We are deeply committed to being a responsible company economically, socially and environmentally. Under our sustainability strategy — “Creating A Responsible Ecosystem” (CARE), we have integrated sustainability into our long-term business growth strategy — “Sustainable Platform for Growth” — consistently providing our guests with safe and high quality products while fulfilling a commitment to sustainable economic, social and environmental development. As a result, we believe we deliver benefits to our stakeholders, including employees, guests, business partners, suppliers, community members, stockholders and others.

Our Restaurant Brands

Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

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KFC. KFC was founded in Corbin, Kentucky in the U.S. by Colonel Harland D. Sanders in 1939, and opened its first restaurant in Beijing, China as early as 1987. As of June 30, 2020, there were over 6,700 KFC restaurants in over 1,400 cities across China. In addition to the Original Recipe® chicken, KFC in China has an extensive menu featuring pork, seafood, rice dishes, fresh vegetables, soups, congee, desserts and many others, including freshly ground coffee. KFC also seeks to increase revenue from different dayparts with breakfast, coffee, dessert and delivery.

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Pizza Hut. Pizza Hut is a CDR brand offering multiple dayparts, including breakfast, lunch, afternoon tea and dinner. Since opening its first China restaurant unit in Beijing in 1990, Pizza Hut has grown rapidly. As of June 30, 2020, there were over 2,200 Pizza Hut restaurants in over 500 cities across China. Pizza Hut in China has an extensive menu offering a broad variety of pizzas, steaks, entrees, pasta, rice dishes, appetizers, beverages and desserts.

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Little Sheep. Little Sheep, with its roots in Inner Mongolia, China, specializes in “Hot Pot” cooking, which is very popular in China, particularly during the winter months. Little Sheep had over 260 restaurant units in both China and international markets as of June 30, 2020. Of these, over 240 restaurant units were franchise restaurants.

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Huang Ji Huang. In April 2020, we completed the acquisition of a controlling interest in Huang Ji Huang. Founded in 2004, Huang Ji Huang had over 600 restaurants in China and internationally as of June 30, 2020. Huang Ji Huang primarily operates a franchise model and is an industry-leading simmer pot brand.

•	COFFii & JOY. COFFii & JOY is a coffee concept developed by us in 2018, featuring specialty coffee. As of June 30, 2020, there were 55 COFFii & JOY units in China.

•	East Dawning. East Dawning is a Chinese QSR brand located predominantly in bustling transportation hubs. As of June 30, 2020, there were 11 East Dawning restaurant units across China.

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Taco Bell. Taco Bell is the world’s leading western QSR brand specializing in Mexican-style food, including tacos, burritos, quesadillas, salads, nachos and similar items. We opened our first Taco Bell restaurant in Shanghai, China in December 2016. As of June 30, 2020, there were nine Taco Bell restaurant units in China.

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Lavazza. In April 2020, we partnered with Lavazza Group, the world-renowned family-owned Italian coffee company, and established a joint venture, to explore and develop the Lavazza coffee shop concept in China. As the first step, a new Lavazza flagship store was opened in Shanghai, China.

The following is a summary of our key business milestones:

YumChina

Separated from YUM and listed on the NYSE as an independent company

2016

First Taco Bell restaurant opened in Shanghai

Launched "KFC Super App" and rolled out loyalty program for KFC & Pizza Hut

WOW会员

V享会

399
Yum China Holdings

Listed as a Fortune 500 company

2017

120 million+ members at KFC and Pizza Hut as of year-end

Implemented facial recognition Smile to Pay

COFFii & JOY

First COFFii & JOY store opened in Shanghai

2018

180 million+ members at KFC and Pizza Hut as of year-end

Launched privilege memberships at KFC and Pizza Hut

宅神卡

Opened an innovation center in Shanghai

2019

240 million+ members at KFC and Pizza Hut as of year-end

Launched YUMC Pay

神钱包

First Lavazza store opened in Shanghai

2020

Acquired a controlling interest in Huang Ji Huang

黄记煌

10000th restaurant in China

Our Competitive Strengths

Largest restaurant company in China with unparalleled scale and strong brand recognition

Yum China is the largest restaurant company in China in terms of 2019 System sales, according to the F&S Report. We had US$8.8 billion of revenue in 2019 and over 9,900 restaurants as of June 30, 2020, covering over 1,400 cities primarily in China. Our flagship brand, KFC, was the first major global restaurant brand to enter China as early as 1987. With over 30 years of operations, we have developed extensive operating experience in the China market and have deeply ingrained our flagship KFC and Pizza Hut brands into China’s consumer culture.

We operate a portfolio of iconic restaurant brands in China, including KFC and Pizza Hut, as well as brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza. KFC and Pizza Hut are the largest QSR and CDR brands in China in terms of System sales in 2019, respectively, according to the F&S Report, with over 6,700 restaurants and 2,200 restaurants as of June 30, 2020, respectively. KFC and Pizza Hut have built strong brand loyalty and have become household names in China through our continued commitment to exemplify and redefine best-in-class operations of QSRs and CDRs in China by focusing on menu innovation and the guest experience. We are also building emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza, which we believe will bring further upside growth.

The self-operated restaurant chain market in China is expected to continue its fast growth at a compounded annual growth rate (“CAGR”) of 9.1% from 2019 to 2024 with significant white space opportunity. According to the F&S Report, restaurant chains have a low penetration rate in China, especially in lower-tier cities, with only approximately 332 chain restaurants per million people in 2019 compared to approximately 891 in the United States, and approximately six KFCs and Pizza Huts per million people in 2019 in China compared to approximately 35 in the United States. Leveraging our brand loyalty, innovative product offerings, industry-leading digital and delivery capabilities, robust supply chain management system, seasoned and passionate senior management team and dedicated workforce, we believe that we are well-positioned to capture further opportunities in the restaurant chain market and continue our success and growth in the years to come.

Rapid and profitable growth enabled by proprietary local know-how and development capabilities

We have expanded rapidly, opening restaurants at an average of more than two new locations per day over the past five years. We have been able to achieve attractive economics while growing rapidly, with a Restaurant margin of 16.0% in 2019. We have also achieved favorable unit-level economics. During the three years ended December 31, 2019 and the six months ended June 30, 2020, our new KFC and Pizza Hut restaurant units had an average cash payback period of approximately two years and three to four years, respectively, compared to the industry average of three to five years in China.

We believe that our rapid and profitable growth benefits from the proprietary local know-how and strong development capabilities and expertise we have accumulated in over 30 years of operations in China, as demonstrated in the following aspects:

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Resilient business and expansion model. Through the years, we have operated a proven business model that has endured economic cycles and evolving market conditions. Our expansion strategy has been systematically focused on high-potential locations across city tiers, including entering new commercial areas within existing cities and new cities.

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Scalable growth. We have established a standardized and scalable development model for new restaurant units based on our know-how and experience. This expansion model is supported by highly experienced store network planning and site selection personnel, a nationwide supply chain network, an established staff recruitment and development program, as well as solid back office functions such as IT, finance and legal. We take into account factors such as economic and demographic conditions and prospects, consumption patterns, GDP per capita and population density of the local community, presence of activity centers such as shopping complexes, schools and residential areas that generate guest traffic and availability of other restaurants in the vicinity during our site selection process. We also consider the guest traffic and distance from existing restaurants under the same brand to reduce sales transfer that may occur from existing restaurant units. We believe our high-quality personnel and excellent systems and processes ensure the efficiency and success of our restaurant network.

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Deep guest and market insights. We have accumulated deep insights into the tastes and preferences of the Chinese consumer base through analysis of big data collected from our over 9,900 restaurants in over 1,400 cities with two billion guest visits per year and over 265 million loyalty members as of June 30, 2020. Driven by these market insights, we are able to focus and tailor food innovation on high-potential menu items and launch successful marketing campaigns to connect to our guest base, such as our award-winning KFC Pocket Stores and privilege membership programs. Through these efforts, KFC and Pizza Hut are ingrained into the daily lives of Chinese consumers and have been established as leading restaurant brands in China.

Pioneer of an innovative restaurant model with strong digital and delivery execution, providing a superior brand value proposition to guests

We are a firm believer in innovating, disrupting and redefining the traditional restaurant model to deliver a superior value proposition to guests.

Menu innovation

Offering appealing, tasty and convenient food at great prices is our value proposition. While we are keenly aware of the strength of our core menu items, we believe that introducing new menu items that meet evolving consumer preferences and local tastes is crucial to our ability to maintain our brand excellence and broaden our brand appeal. For instance, KFC was the first western QSR brand in China to offer Chinese-style breakfast (such as congee and fried dough sticks) and Pizza Hut has changed 70% of its menu by upgrading existing products and adding new menu items as of June 30, 2020 as compared to those of 2017. Leveraging our local know-how and the wealth of consumer taste preference data accumulated through our many years of operations, we have become a pioneer in food innovation, pushing the boundaries of western QSR and CDR dining in China.

Our menu innovation process involves introducing a substantial number of new menu items each year, many of which start out as seasonal, regional or limited offerings. New menu items are market-tested and analyzed, with successful items considered for inclusion in our core menu. In 2019 alone, we developed over 1,900 menu item prototypes and launched around 400 new and improved products across all of our brands. Our menu innovation endeavors are supported by a dedicated food innovation team of approximately 40 professionals and a world-class 27,000 square-foot innovation center in Shanghai for the development of new recipes, cooking methods and menu concepts. Moreover, our world-class supply chain enables us to procure high-quality ingredients at competitive prices, giving us the flexibility to offer a wide range of menu items.

In addition to offering an innovative menu, we also seek to offer guests a superior value propositions, such as the KFC bucket, combo meals and special offers for loyalty program members. In 2019, we launched various value meal campaigns, such as KFC’s Crazy Thursday campaign, which offers core products at attractive prices on Thursdays to all guests, and Pizza Hut’s “Two dishes for 99 RMB” (mainly pizza and steak menu items) and “Scream Wednesday” for loyalty program members, which have been widely popular. Scream Wednesday offers core products at attractive prices, including pizzas, steak and dessert options, and has received positive consumer feedback. We have also tied in menu innovation with our value campaigns, such as designing special items, including special edition pizza, piloted appetizers and drinks for “Scream Wednesday.”

Digitalization

We are a digital leader in the PRC restaurant industry. We seek to apply tech-enabled enhancements to provide guests with a personalized and enriched dining experience and to increase our operational efficiency across the board.

Our guest-oriented digital technologies and features include proprietary app technologies, digital/mobile and AI-enabled menus, and digital and facial recognition payment, details of which are described below:

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Proprietary apps. Our KFC and Pizza Hut Super Apps offer guests a multi-faceted, fully-digitized dining experience, and have been instrumental in our ability to increase guest loyalty, improve the dining experience, and better target our marketing activities. As of December 31, 2019, the KFC and Pizza Hut Super Apps were, by far, the most downloaded apps in the PRC restaurant industry and had the highest number of MAUs (which measures, in a given month, the number of registered active users that visit or access certain of our apps and other third-party applications at least once during that month) among our peers. As of June 30, 2020, our loyalty programs had over 240 million members and over 75 million members for KFC and Pizza Hut, respectively. KFC member sales represented 63% of KFC’s System sales and Pizza Hut member sales represented 49% of Pizza Hut’s System sales in the six months ended June 30, 2020.

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Digital/mobile and AI-enabled menus. We were one of the earliest adopters of mobile ordering among restaurant chains in China. In 2019, digital orders accounted for approximately 55% of KFC and Pizza Hut Company sales, indicating the popularity of this function among our guests. In January 2019, KFC introduced AI-enabled menus to recommend personalized menu items and discounts to guests based on their ordering patterns and taste preferences.

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Digital and facial recognition payment. We were among the first restaurant chains in China to offer digital payment options, including a proprietary in-house payment solution, YUMC Pay. Ninety-seven percent of payments were made through digital form for the six months ended June 30, 2020, which primarily includes mobile applications and aggregators’ platforms, reflecting our ability to harness the power of technology in our business model. We were also the first in the world to commercially implement facial recognition payment technologies, “Smile to Pay”, in 2017 in collaboration with Alipay. Following positive guest feedback, we have since implemented “Smile to Pay” in approximately 1,000 KFC restaurants across China as of June 30, 2020.

These technologies have also enabled us to streamline our operations and enhance operational efficiency. For example, digital ordering and payment technologies have allowed us to optimize restaurant staffing and reduce associated costs for ordering and cash management. In addition to these technologies, we are also focusing on applying the latest technologies to supply chain management, operations and staff management to improve the employee experience and our management efficiency.

Delivery

As early as 2010, we identified delivery as a significant growth driver and began to offer delivery services, first through our own delivery platform, and later, in 2015, also through partnering with third-party delivery aggregators to generate traffic. In 2019, we enjoyed one of the highest delivery sales contributions among restaurant chains in China, according to the F&S Report, with such sales accounting for 21% of total Company sales for the same year.

We also distinguish ourselves by being one of the few restaurant chains in China with a significant online platform to generate traffic. Our hybrid model of working with third-party delivery aggregators also enables us to increase traffic. We deploy dedicated riders to deliver KFC or Pizza Hut orders originated from our own platform and aggregators’ platforms. We believe that dedicated riders have enabled us to gain greater control over delivery quality and improve our ability to make timely deliveries during peak hours. Moreover, we have applied AI-enabled delivery technologies to increase delivery efficiency and, in turn, guest satisfaction.

We continue to optimize our delivery services by creating synergies between brick-and-mortar restaurant units and delivery services, taking advantage of our extensive restaurant network in China to improve efficiency and increase margins. We also seek to implement innovative delivery strategies to capture business opportunities. In 2017, we began to collaborate with China Railway to deliver KFC digital orders on certain train routes. Further, in response to the COVID-19 outbreak, in January 2020, KFC and Pizza Hut were among the earliest restaurant brands in China to roll out contactless delivery nationwide. This arrangement helps us reduce the risk of disease transmission and protect our guests, staff and riders, while driving delivery sales.

Highest commitment to food safety with world-class supply chain management and operations

Food quality and safety are our highest priority. Our unwavering commitment to food safety is reflected in our holistic multi-level quality assurance system covering all major aspects of our operations, including suppliers, logistics, restaurants and delivery. Key features of our quality assurance system include the following:

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Stringent oversight. We maintain a Food Safety Committee at the Board of Directors (the “Board”) level. The Food Safety Committee assists the Board in its oversight of the Company’s practices, programs, procedures and initiatives relating to food safety, and is responsible for monitoring trends, issues and concerns affecting our food safety practices, and the risks arising therefrom, in light of our overall efforts related to food safety. Each restaurant general manager is responsible for day-to-day food quality and safety management at his/her restaurant unit. Area managers will also check the implementation of food safety and quality related standards and measures. Our quality assurance department conducts on-site inspection at each restaurant on a regular basis.

•	Comprehensive control measures. We are relentless in ensuring quality in every aspect of our operations. We have stipulated detailed food quality inspection standards for each type of food and beverage offered in our restaurants to ensure the highest quality. We perform stringent selection, training, evaluation and audit of upstream suppliers. Moreover, we monitor all participants along our entire supply chain with over 25 sets of quality assurance modules, close to 900 raw material inspections, 40 key processes, 200 checkpoints, 2,000 types of logistics center and truck audits and over 17,000 types of restaurant food safety-related excellence checks.

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Robust supply chain infrastructure. We have built a world-class in-house supply chain infrastructure for better control and assurance over food safety, which we believe distinguishes us from our peers, many of which outsource their supply chain solutions to third parties. Our nationwide supply chain network includes 25 logistics centers, six consolidation centers and over 2,100 refrigerated trucks with cold-chain storage and transportation capabilities, ensuring that our food is delivered efficiently and with high-quality consistency.

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Investment in technology and design. We invest heavily in our supply chain management system and restaurant design and equipment. Our integrated supply chain management systems allow for systematic monitoring, from tracing food ingredients to their source to real-time central monitoring of our logistics and transportation network. We have also invested in top-of-the-line equipment, such as high-quality refrigerators, in every single restaurant unit, and restaurant and kitchen design to enhance food safety and reduce human error.

Strong financial performance

We believe we set ourselves apart from competitors by achieving strong and steady growth without sacrificing financial performance, especially considering the size of our 9,954-strong restaurant network. Key indicators of our strong financial performance include the following:

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Sustained business growth. Our restaurant network expanded by approximately 2,500 net units from the spin-off in October 2016 to June 30, 2020. Our revenue and operating profit increased at CAGRs of 7% and 12%, respectively, from 2016 to 2019. Our System sales, reflecting the results of Company-owned restaurants and franchise and unconsolidated affiliate restaurants, achieved growth in every quarter since the spin-off and up to the year-end of 2019.

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Continued same-store sales growth. Our same-store sales grew at an average of 3% each year from 2016 to 2019, excluding the impact of foreign exchange translation, benefitting from our focus on innovating in food and strengthening our value proposition, daypart opportunities, digital experience and delivery. KFC delivered strong sales performance in 2019, marking the fourth year of positive same-store sales growth. In 2019, we continued to make progress with the Pizza Hut revitalization program, which focuses on fixing the fundamentals, including investing in product upgrades and enhancing digital capabilities through expanding our digital user base while strengthening delivery core capabilities and enhancing our asset portfolio to drive growth. This enabled Pizza Hut to achieve same-store sales growth in 2019.

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Strong profitability. We have achieved healthy profit growth and solid margin expansion. From 2017 to 2019, our operating profit increased from US$778 million to US$901 million and net income increased from US$398 million to US$713 million, respectively, and we achieved Adjusted Operating Profit CAGR and Adjusted Net Income CAGR of 8.5% and 14.2%, respectively. During the same period, our operating profit as a percentage of total revenue increased from 10.0% to 10.3% and our net income as a percentage of total revenue increased from 5.1% to 8.1%, and our Adjusted Operating Profit as a percentage of total revenue increased from 10.0% to 10.4% and our Adjusted Net Income as a percentage of total revenue increased from 7.2% to 8.3%. See “Summary Historical Consolidated Financial and Other Data — Non-GAAP Measures” for additional information about Adjusted Operating Profit and Adjusted Net Income and reconciliations of the most directly comparable U.S. GAAP financial measures to the non-GAAP measures. Our track record of improving our margin profile is supported by our strong restaurant-level profitability. Average cash payback periods of our KFC and Pizza Hut units were approximately two years and three to four years, respectively.

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Strong cash flow. Our net cash provided by operating activities increased by 34% from US$884 million in 2017 to US$1,185 million in 2019, reflecting our strong earnings and profitability, and providing solid support for our continued growth.

Seasoned and passionate senior management team and committed restaurant management team empowered by a culture of founder’s mentality and the spirit of innovation

We are led by a world-class and passionate senior management team of industry veterans with an average of over 20 years of restaurant, retail and technology experience. Their deep expertise in and foresight on the evolving restaurant industry, and continued focus on innovation and revolutionizing the restaurant business model have laid the foundation for our success.

We believe that our employees are the heart and soul of our operations and the driving force of our growth. We seek to empower our employees by encouraging a founder’s mentality and the spirit of innovation and adopting a “fair, care and pride” people philosophy. By doing so, we have been able to develop and maintain a committed and loyal group of approximately 10,000 RGMs, who are vital to our operations, which we believe enables us to retain know-how and talent within our operations and ensure quality consistency of our restaurants.

Our commitment to employees is reflected by the numerous awards we have received, including the Top Employer China for 2020 awarded by the Top Employers Institute and the 2018 Best Community Program awarded at the Global CSR Summit. In addition, we were among the first companies in the PRC to be included in the 2019 Bloomberg Gender Equality Index.

Our Business Strategy

Our primary strategy is to grow sales and profits across our portfolio of brands through organic growth, growth of franchises and development of new restaurant concepts, along with growing our online business.

Continue to strategically expand our restaurant network

We are confident in the long-term market opportunities in China. We believe we have the potential to grow to 20,000 restaurants or more in the future, or over two times our restaurant count as of year-end 2019 and we are currently tracking over 800 cities that do not have a KFC or Pizza Hut restaurant.

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Further expand geographical coverage. According to the F&S Report, restaurant chains have a low penetration rate in China, especially in lower-tier cities, with only approximately 332 chain restaurants per million people in 2019 compared to approximately 891 in the United States. Given the rapidly expanding middle class and dining out population as a result of continued economic growth and urbanization, we believe there are significant opportunities to expand within China, and we intend to focus our efforts on increasing our geographic footprint in both existing and new cities.

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Restaurant development pipeline. We are keen to explore various new restaurant formats to support further expansion, including different store designs or service models aimed at addressing the needs of different guests and for different occasions, such as drive-thru restaurants and less capital-intensive models. We believe that our first-mover advantage and in-depth local know-how will help us build robust development pipelines to seize the market opportunities.

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Franchise opportunity. While we continue to focus on the operation of our self-owned restaurant units, we will also continue to seek franchise opportunities for both our core and emerging brands. As of June 30, 2020, approximately 15% of our restaurants were operated by franchisees after consolidation of Huang Ji Huang. We anticipate high franchisee demand for our brands, supported by strong unit economics, operational consistency, and multiple store formats to drive restaurant growth. While the franchise market in China is still in an early stage compared to developed markets, we plan to continue to develop our franchisee-owned store portfolio over time, especially in select channels such as gas stations.

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Grow emerging brands. Our key growth strategy for emerging brands, such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza, focuses on exploring suitable business models to achieve sustainable growth. In addition, we plan to continue our efforts in product innovation and operational enhancement for these emerging brands to potentially scale-up operations in the future.

Continue to improve unit-level performance and develop new sources of revenue

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Food innovation and value proposition. We will continue to focus on food innovation and strengthen our value proposition. We are keenly aware of the strength of our core menu items. At the same time, we seek to continue to introduce innovative menu items to meet evolving consumer preferences and local tastes, drive guest engagement and continue to broaden our brand appeal. Each of our restaurant brands has proprietary menu items, and emphasizes the preparation of food with high-quality ingredients. We will continue to develop unique recipes and special seasonings to provide appealing, tasty and convenient food choices at competitive prices. In addition, KFC plans to continue focusing on value with product offerings such as the bucket and increased combo options throughout the day, and Pizza Hut plans to continue its multiple value campaigns. We believe our continued food innovation and value proposition are pivotal to enhancing our unit-level performance by driving order frequency and order ticket size.

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Daypart opportunities. We believe there are significant daypart opportunities across our brands. For example, KFC expanded its freshly ground coffee (“K-coffee”) offerings in breakfast and afternoon dayparts, and Pizza Hut continued its focus on breakfast and business lunch to further grow same-store sales.

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Best in-store experience. We continuously look for ways to improve the guest experience. For example, we plan to continue to invest in refurbishing our restaurants. Our brands also look to improve efficiency to drive sales growth. For instance, we have simplified menus and fine-tuned our digital menu boards and in-store self-service order devices. We are also expanding our delivery business through our proprietary smartphone applications and pre-order services. To further enhance the guest experience, we are also evaluating the possibility of adopting other digital initiatives in our restaurants and will continue to invest in this area.

Continue to invest in technology, with a focus on our digital and delivery capabilities

We will continue to invest in technology to further empower and maintain our competitive advantages. We will focus on improving our overall technology infrastructure and digital and delivery capabilities. We believe these efforts will further support our sustainable growth, improve our operational efficiency and ensure quality. Our digital and delivery strategies are set forth below.

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Digital. As of June 30, 2020, our loyalty programs had over 240 million members and over 75 million members for KFC and Pizza Hut, respectively, and 97% of payments were made through digital form for the six months ended June 30, 2020. The programs have been effective in increasing order frequency and enhancing guest loyalty. Going forward, we will continue to leverage our powerful digital ecosystem to drive sales, improve the guest experience and increase operational efficiency. We plan to increase our investment in end-to-end digitalization, automation and AI, to more effectively connect online traffic with our offline assets. To improve our operational efficiency, we will focus on connecting our front-end, guest facing systems to back-end systems such as operations and supply chain.

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Delivery. China is a world leader in the emerging O2O (online to offline) market. This is where digital online ordering technologies interact with traditional brick-and-mortar retail to enhance the customer experience. According to the F&S Report, the food delivery service market, in terms of gross transaction value in China, is expected to double in size from 2019 to 2024. We see considerable growth potential in the delivery market by aligning our proven restaurant operation capabilities with our delivery network that offers consumers the ability to order restaurant food anywhere. Going forward, we will continue to optimize our delivery service by adopting innovative technologies, rolling out new delivery menu items and developing novel delivery service concepts, such as our rainy-day delivery menu.

Strategically expand our restaurant portfolio

We aim to maintain our industry-leading position in the QSR and CDR markets in China with our core brands and gain a stronger foothold and enhanced know-how in the Chinese cuisine space, which represents a significant share of the restaurant industry in China. In April 2020, we completed the acquisition of a controlling interest in Huang Ji Huang, a leading Chinese CDR franchise business. Following the acquisition of Huang Ji Huang, we established a Chinese dining business unit comprising our three Chinese restaurant brands, namely Little Sheep, East Dawning, and Huang Ji Huang.

We are also building a coffee portfolio to capture today’s underserved coffee market in China across different customer segments, including K-coffee which offers convenience and value, balanced by our newly incubated concept COFFii & JOY which offers an artisanal coffee experience. In 2019, we sold 137 million cups of coffee at KFC, representing a 48% increase from 2018. We are also partnering with a global coffee brand, Lavazza, to explore and develop the Lavazza coffee shop concept in China.

Prudently pursue investments in high-quality assets

Our investment strategy primarily focuses on two areas, brands, and enablers that empower our brands (e.g. ecosystem, technology). We continue to identify and evaluate investment opportunities in high-quality brands to capture growth opportunities and a larger share of customers’ stomachs. Also, we look for potential opportunities for enabler investments, to build our strategic moat and further enhance our competitiveness. We will prudently assess investment targets based on each candidate’s strategic value, brand equity, business scale and financial performance, among other factors.

Risk Factors

There are certain risks involved in our business and industry, doing business in China, investing in our shares and the global offering, many of which are beyond our control. Some of the major risks we face include but are not limited to the following: (i) food safety and food-borne illness concerns may have an adverse effect on our reputation and business; (ii) any significant failure to maintain effective quality assurance systems for our restaurants could have a material adverse effect on our business, reputation, results of operations and financial condition; (iii) any significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering could adversely affect our business, reputation, results of operations and financial condition; (iv) health concerns arising from outbreaks of viruses or other illnesses may have a material adverse effect on our business. We expect that the COVID-19 pandemic will have a material adverse impact on the Company’s results of operations, cash flows and financial condition for the full year 2020, and it could also have material adverse impacts for an extended period of time thereafter; and (v) the operation of our restaurants is subject to the master license agreement we entered with YUM, under which, we are required to comply with certain brand standards established by YUM in connection with the licensed business and if such agreement was terminated or limited, it would materially adversely affect our brand business, results of operations and financial condition. These risks are not the only significant risks and uncertainties that may affect the value of our shares. See “Risk Factors.”

Corporate Information

Yum China Holdings, Inc. was incorporated in Delaware on April 1, 2016. The Company’s U.S. office is located at 7100 Corporate Drive, Plano, Texas, 75024, which carries on the key book-keeping, record-keeping and day-to-day management functions of the holding company. The Company’s operational headquarters is located at Yum China Building, 20 Tian Yao Qiao Road, Shanghai, 200030, People’s Republic of China, where its senior management team is based. Our telephone number is (469) 980-2898.

The Company maintains an internet website at www.yumchina.com. The Company’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus supplement.

THE GLOBAL OFFERING

Public Offering Price	HK$ per share

The Global Offering	We are offering 41,910,700 shares of our common stock as part of a global offering, comprising an international offering of initially 40,234,200 shares offered hereby, and a Hong Kong public offering of initially 1,676,500 shares. See “Underwriting” for more information.

Over-Allotment Option	We have granted the international underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 6,286,600 shares of common stock at the public offering price to cover over-allotments, if any.

Shares of Common Stock Outstanding Immediately After the Global Offering	419,106,379 shares (or 425,392,979 shares if the underwriters’ over-allotment option is exercised in full), based on a total of 377,195,679 shares of our common stock outstanding as of August 23, 2020, excluding shares issuable pursuant to our long-term incentive plan or outstanding warrants, and any issuance or repurchase and cancellation of shares that we may make after that date.

Use of Proceeds	Assuming (i) the offer price of the international offering and the Hong Kong public offering (the “offer price”) is the maximum offer price of HK$468.00 per share, (ii) initially 40,234,200 shares are allocated to the international offering and (iii) initially 1,676,500 shares are allocated to the Hong Kong public offering, we estimate that we will receive net proceeds from the global offering of approximately HK$19,274 million or US$2,487 million (or approximately HK$22,178 million or US$2,862 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to apply the net proceeds for the following purposes:

•	expand and deepen our restaurant network;

•	investments in digitalization and supply chain, food innovation and value proposition, and high-quality assets; and

•	working capital and general corporate purposes.

See “Use of Proceeds” for more information.

Dividend Policy	We intend to retain a significant portion of our earnings to finance the operation, development and growth of our business. In late

2017, our Board approved a regular quarterly cash dividend program, with the most recent first quarter 2020 dividend set at US$0.12 per share. Due to the unprecedented effects of the COVID-19 pandemic and associated economic uncertainty, we have temporarily suspended cash dividends on our shares through the end of the third quarter of 2020. Any determination to declare and pay future cash dividends will be at the discretion of our Board and will depend on, among other things, our financial condition, results of operations, actual or anticipated cash requirements, contractual or regulatory restrictions, tax considerations and such other factors as our Board deems relevant.

Risk Factors	You should carefully consider the matters described under the caption “Risk Factors” beginning on page S-30 of this prospectus supplement and the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our Current Report on Form 8-K filed with the SEC on August 28, 2020 before deciding to invest in our common stock.

Repositioning of Shares Listed on the NYSE and the Hong Kong Stock Exchange	In connection with the Hong Kong public offering, we have arranged for a segment of our register of stockholders to be maintained in Hong Kong (the “Hong Kong share register”), which will be maintained by our Hong Kong share registrar, Computershare Investor Services Limited (“Computershare HK”). The principal segment of our register of stockholders in the United States will continue to be maintained by our principal share registrar, Computershare Trust Company, N.A. (“Computershare US”). All shares offered in the global offering will be initially registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. Holders of shares registered on the Hong Kong share register will be able to reposition these shares to the principal segment of our register of stockholders in the United States, and vice versa. See “Repositioning of Shares Listed on the NYSE and the Hong Kong Stock Exchange.”

Listing Symbol	Our common stock is listed on the NYSE under the symbol “YUMC.” We have applied to list our common stock on Hong Kong Stock Exchange pursuant to Chapter 19C of the Hong Kong Stock Exchange Listing Rules, under the stock code “9987.”

Payment and Settlement	The underwriters expect to deliver the shares against payment therefor through the facilities of the Central Clearing and Settlement System on or about , 2020.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial and other data for the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 has been derived from our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. The following summary consolidated financial and other data as of December 31, 2017 has been derived from our Annual Report on Form 10-K for the year ended December 31, 2018 not incorporated by reference into this prospectus supplement. The following summary consolidated financial and other data for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 has been derived from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our Current Report on Form 8-K filed with the SEC on August 28, 2020, which are incorporated by reference into this prospectus supplement. Interim results are not necessarily indicative of results to be expected for the full year.

You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial and statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our Current Report on Form 8-K filed with the SEC on August 28, 2020. See “Where You Can Find More Information.”

Summary Data from Consolidated Statements of Income and Other Data

	For the year ended December 31,			For the six months ended June 30,		%B/(W)(1)
	2019	2018	2017	2020	2019	2019		2018		2020 1H
					(unaudited)	Reported	Ex F/X(2)	Reported	Ex F/X(2)	Reported	EX F/X
	(in millions of U.S. dollars, except percentages and per share data)
Company sales	7,925	7,633	6,993	3,240	4,015	4	9	9	7	(19)	(16)
Franchise fees and income	148	141	141	72	75	5	9	1	(2)	(4)	(1)
Revenues from transactions with franchisees and unconsolidated affiliates	654	603	599	318	324	9	13	1	(1)	(2)	1
Other revenues	49	38	36	26	14	31	34	4	4	86	94

Total revenues	8,776	8,415	7,769	3,656	4,428	4	9	8	6	(17)	(15)

Restaurant profit	1,266	1,199	1,171	396	669	6	11	2	(1)	(41)	(39)

Restaurant margin %	16.0%	15.7%	16.7%	12.2%	16.7%	0.3 ppts.	0.3 ppts.	(1.0) ppts.	(1.0) ppts.	(4.5) ppts.	(4.5) ppts.
Operating profit	901	941	778	225	507	(4)	1	21	16	(56)	(54)
Interest income, net	39	36	25	17	19	7	12	47	44	(8)	(4)
Investment gain (loss)	63	(27)	–	37	27	NM	NM	NM	NM	40	40
Income tax provision	(260)	(214)	(379)	(77)	(139)	(21)	(26)	43	45	44	43

Net income — including non-controlling interests	743	736	424	202	414	1	6	74	66	(51)	(49)
Net income — non-controlling interests	30	28	26	8	14	(6)	(11)	(7)	(4)	44	42

Net income — Yum China Holdings, Inc.	713	708 (3)	398	194 (4)	400	1	6	78	70	(52)	(50)

	For the year ended December 31,			For the six months ended June 30,		%B/(W)(1)
	2019	2018	2017	2020	2019	2019		2018		2020 1H
					(unaudited)	Reported	Ex F/X(2)	Reported	Ex F/X(2)	Reported	EX F/X
	(in millions of U.S. dollars, except percentages and per share data)
Diluted Earnings Per Common Share	1.84	1.79	1.00	0.50	1.03	3	8	79	71	(51)	(50)

Effective tax rate	25.9%	22.6%	47.2%	27.8%	25.2%

Supplementary information — Non-GAAP Measures(5)
Adjusted Operating Profit	912	855	775	230	507

Adjusted Net Income	729	606	559	199	408

Adjusted Diluted Earnings Per Common Share	1.88	1.53	1.40	0.51	1.05

Adjusted Effective Tax Rate	24.9%	26.5%	26.9%	27.3%	23.8%

Adjusted EBITDA	1,378	1,340	1,242	480	749

(1)	Represents the period-over-period change in percentage. NM refers to change over 100%, from negative to positive amounts or from zero to an amount.

(2)	Represents percentage changes excluding the impact of foreign currency translation (“F/X”).

(3)

Our net income increased from US$398 million in 2017 to US$708 million in 2018, primarily due to (i) a US$163 million increase in operating profit in 2018, which was driven by strong sales, a gain recognized from re-measurement of our previously held equity interest in Wuxi KFC at fair value upon acquisition, G&A expenses savings and productivity improvements, partially offset by wage and commodity inflation, and higher investment in product upgrades and promotions; and (ii) a US$165 million decrease in income tax provisions primarily driven by an additional income tax expenses of US$164 million recorded in 2017, the period in which the U.S. Tax Cuts and Jobs Act (the “U.S. Tax Act”) was enacted. We completed our analysis of the U.S. Tax Act in the fourth quarter of 2018 and made an adjustment of US$36 million to reduce the provisional amount for transition tax recorded in 2017 based on the guidance released by the U.S. Treasury Department and U.S. the Internal Revenue Service (the “IRS”) as of December 2018.

(4)

Our net income decreased from US$400 million in the six months ended June 30, 2019 to US$194 million in the six months ended June 30, 2020, mainly due to the decrease in operating profit driven by same-store sales decline and temporary store closures due to the impact of the COVID-19 pandemic.

(5)

In addition to the results provided in accordance with U.S. GAAP, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including non-controlling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items. Special Items for the six months ended June 30, 2020 and the years ended December 31, 2019, 2018 and 2017 consist of derecognition of indemnification assets related to Daojia, share-based compensation cost recognized for a special award of performance stock units (“Partner PSU Awards”) granted to select employees, impairment on intangible assets and goodwill attributable to the Daojia business, impact from the U.S. Tax Act, gain recognized from the remeasurement of our previously held equity interest in Wuxi KFC at fair value upon acquisition, and income from the reversal of contingent consideration previously recorded for a business combination.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash items.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with U.S. GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

The following tables set forth the reconciliations of the most directly comparable U.S. GAAP financial measures to the non-GAAP adjusted financial measures.

	For the year ended December 31,			For the six months ended June 30,
	2019	2018	2017	2020	2019
	(in millions of U.S. dollars, except percentages and per share data)
Non-GAAP Reconciliations
Reconciliation of Operating Profit to Adjusted Operating Profit
Operating profit	901	941	778	225	507
Special Items, operating profit(i)	(11)	86	3	(5)	–

Adjusted Operating Profit	912	855	775	230	507

Reconciliation of Net Income to Adjusted Net Income
Net income — Yum China Holdings, Inc.	713	708	398	194	400
Special Items, net income — Yum China Holdings, Inc.(i)	(16)	102	(161)	(5)	(8)

Adjusted Net Income — Yum China Holdings, Inc. .	729	606	559	199	408

Reconciliation of Earnings Per Common Share to Adjusted Earnings Per Common Share
Basic Earnings Per Common Share	1.89	1.84	1.03	0.51	1.06
Special Items, Basic Earnings Per Common Share(i)	(0.04)	0.26	(0.41)	(0.02)	(0.02)

Adjusted Basic Earnings Per Common Share	1.93	1.58	1.44	0.53	1.08

Diluted Earnings Per Common Share	1.84	1.79	1.00	0.50	1.03
Special Items, Diluted Earnings Per Common Share(i)	(0.04)	0.26	(0.40)	(0.01)	(0.02)

Adjusted Diluted Earnings Per Common Share	1.88	1.53	1.40	0.51	1.05

Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	25.9%	22.6%	47.2%	27.8%	25.2%
Impact on effective tax rate as a result of Special Items	1.0%	(3.9)%	20.3%	0.5%	1.4%

Adjusted Effective Tax Rate	24.9%	26.5%	26.9%	27.3%	23.8%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below.

	For the year ended December 31,			For the six months ended June 30,
	2019	2018	2017	2020	2019
	(in millions of U.S. dollars)
Reconciliation of Net Income to Adjusted EBITDA
Net income — Yum China Holdings, Inc.	713	708	398	194	400
Net income — non-controlling interests	30	28	26	8	14
Income tax provision	260	214	379	77	139
Interest income, net	(39)	(36)	(25)	(17)	(19)
Investment (gain) loss	(63)	27	–	(37)	(27)

Operating profit	901	941	778	225	507
Special Items, operating profit(i)	11	(86)	(3)	5	–

Adjusted Operating Profit	912	855	775	230	507
Depreciation and amortization	428	445	409	214	217
Store impairment charges	38	40	58	36	25

Adjusted EBITDA	1,378	1,340	1,242	480	749

(i)	Details of Special Items are presented below.

	For the year ended December 31,			For the six months ended June 30,
	2019	2018	2017	2020	2019
	(in millions of U.S. dollars, except percentages and per share data)
Daojia impairment(a)	(11)	(12)	–	–	–
Gain from re-measurement of equity interest upon acquisition(b)	–	98	–	–	–
Income from the reversal of contingent consideration(c)	–	–	3	–	–
Derecognition of indemnification assets related to Daojia(d)	–	–		(3)	–
Share-based compensation expense for Partner PSU Awards(e)	–	–		(2)	–

Special Items, operating profit	(11)	86	3	(5)	–
Tax effect on Special Items(f)	1	(21)	–	–	–
Impact from the U.S. Tax Act(g)	(8)	36	(164)	–	(8)

Special Items, net income — including non-controlling interests	(18)	101	(161)	(5)	(8)
Special Items, net income — non-controlling interests(a)	(2)	(1)	–	–	–

Special Items, net income — Yum China Holdings, Inc.	(16)	102	(161)	(5)	(8)

Weighted-average diluted shares outstanding (in millions)	388	395	398	387	389
Special Items, Diluted Earnings Per Common Share	(0.04)	0.26	(0.40)	(0.01)	(0.02)

(a)

During the years ended December 31, 2019 and 2018, we recorded impairment charges of US$11 million and US$12 million, respectively, on intangible assets and goodwill attributable to the Daojia business. The amount was included in closures and impairment expenses in our consolidated statements of income, but was not allocated to any segment for performance reporting purposes. For the years ended December 31, 2019 and 2018, we recorded tax benefits of US$1 million and US$3 million, respectively, associated with the Daojia impairment, and allocated US$2 million and US$1 million of the after-tax impairment charges to non-controlling interests, respectively. For more details of the Daojia impairment, see Note 5 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(b)

As a result of the acquisition of Wuxi KFC in the first quarter of 2018, we recognized a gain of US$98 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes. For more details of the gain from re-measurement of equity interest upon acquisition, see Note 5 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(c)

During the year ended December 31, 2017, we recognized income from the reversal of contingent consideration previously recorded for a business combination as the likelihood of making payment became remote.

(d)

For the six months ended June 30, 2020, we derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right pursuant to the purchase agreement expired. The expense was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(e)

In February 2020, we granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. We recognized share-based compensation cost of $2 million associated with the Partner PSU Awards for the six months ended June 30, 2020.

(f)	Tax effect was determined based upon the nature, as well as the jurisdiction, of each Special Item at applicable tax rate.

(g)

We incurred an estimated one-time income tax charge of US$164 million in the fourth quarter of 2017, as a result of the U.S. Tax Act, due to the transition tax on deemed repatriation of accumulated undistributed earnings of foreign subsidiaries, and additional tax related to the revaluation of certain deferred tax assets. In the fourth quarter of 2018, we recognized a tax benefit of US$36 million as a result of adjusting the provisional amount of the transition tax previously recorded. We completed the evaluation of the impact on our transition tax computation based on the final regulations that were released by the U.S. Treasury Department and the IRS and became effective in the first quarter of 2019, and recorded an additional tax expense of US$8 million for the transition tax accordingly in the first quarter of 2019.

Summary Data from Consolidated Statements of Cash Flows

	For the year ended December 31,			For the six months ended June 30,
	2019	2018	2017	2020	2019
	(in millions of U.S. dollars)				(unaudited)
Net cash provided by operating activities	1,185	1,333	884	452	657
Net cash used in investing activities	(910)	(552)	(557)	(761)	(368)
Net cash used in financing activities	(480)	(518)	(185)	(59)	(259)

Summary Data from Consolidated Balance Sheets

	As of June 30, 2020	As of December 31,
		2019	2018	2017
	(in millions of U.S. dollars)
Cash and cash equivalents	$674	$1,406	$1,266	$1,059
Short-term investments	1,034	611	122	205
Accounts receivable, net	83	88	80	79
Inventories, net	346	380	307	297
Prepaid expenses and other current asset	166	134	177	162
Property, plant and equipment, net	1,504	1,594	1,615	1,691
Operating lease right-of-use assets	1,886	1,985	–	–
Goodwill	309	254	266	108
Intangible assets, net	183	94	116	101
Deferred income taxes	99	95	89	105
Investments in unconsolidated affiliates	68	89	81	95
Other assets	611	580	491	385

Total Assets	$6,963	$6,950	$4,610	$4,287

Accounts payable and other current liabilities	$1,660	$1,691	$1,199	$985
Income taxes payable	63	45	54	39
Non-current operating lease liabilities	1,677	1,803	–	–
Non-current finance lease obligations	24	26	25	28
Other liabilities	252	210	355	388

Total Liabilities	3,676	3,775	1,633	1,440

Redeemable Non-controlling Interest	12	–	1	5
Total Yum China Holdings, Inc. Stockholders’ Equity	3,203	3,077	2,873	2,765
Non-controlling interests	72	98	103	77
Total Equity	3,275	3,175	2,976	2,842

Net current assets(1)	$580	$523	$699	$778

(1)	Net current assets equal total current assets less total current liabilities.

RISK FACTORS

Investing in our common stock involves certain risks. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the matters discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and our Current Report on Form 8-K filed with the SEC on August 28, 2020, before deciding to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations. If any of these risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you could lose all or a part of the money you invested in our common stock.

Risks Relating to the Global Offering and Our Shares

As a company applying for listing on the Hong Kong Stock Exchange under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

As we are applying for listing on the Hong Kong Stock Exchange under Chapter 19C of the Hong Kong Listing Rules, we will not be subject to certain provisions of the Hong Kong Listing Rules pursuant to Rule 19C.11, including, among others, rules on notifiable transactions, connected transactions, share option schemes, content of financial statements as well as certain other continuing obligations. In addition, in connection with the listing, we have applied for a number of waivers and/or exemptions from strict compliance with the Hong Kong Listing Rules, the Companies (WUMP) Ordinance, the Takeovers Codes and the Securities and Futures Ordinance, Chapter 571 of the Laws of Hong Kong, as amended (the “SFO”). As a result, we will adopt different practices as to those matters as compared with other companies listed on the Hong Kong Stock Exchange that do not enjoy those exemptions or waivers.

Furthermore, if 55% or more of the total worldwide trading volume, by dollar value, of our shares over our most recent fiscal year takes place on the Hong Kong Stock Exchange, the Hong Kong Stock Exchange will regard us as having a dual primary listing in Hong Kong and we will no longer enjoy certain exemptions or waivers from strict compliance with the requirements under the Hong Kong Listing Rules, the Companies (WUMP) Ordinance, the Takeovers Codes and the SFO, which could result in our incurring of incremental compliance costs.

The time required for dealing in our shares might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period.

There is no direct trading or settlement between the NYSE and the Hong Kong Stock Exchange. In addition, the time differences between Hong Kong and New York and unforeseen market circumstances or other factors may delay the dealing in our shares. Investors will be prevented from settling or effecting the sale of their shares during such periods of delay. In addition, there is no assurance that any transactions will be completed in accordance with the timelines investors may anticipate.

The trading price of our shares can be volatile, which could result in substantial losses to holders of our shares.

The trading price of shares of our common stock can be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in Hong Kong and/or the United States may affect the volatility in the prices of and trading volumes for our shares. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other companies with business operations located mainly in China and listed in Hong Kong and/or the United States and consequently may impact the trading performance of our shares. In addition to market and industry factors, the prices and trading volumes for our shares may be highly volatile for specific business reasons, including:

•	actual or anticipated fluctuations in our results of operations;

•

significant liability claims, health concerns, food contamination complaints from our customers, shortages or interruptions in the availability of food or other supplies, or reports of incidents of food tampering;

•	foreign exchange issues;

•	geopolitical instability, conflict, or social unrest in the markets in which we operate, in Hong Kong, the United States or worldwide;

•	changes in the regulatory, legal and political environment in which we operate, in Hong Kong, the United States or worldwide; or

•	market conditions in the restaurant industry and the domestic and worldwide economies as a whole.

Any of these factors may result in large and sudden changes in the volume and trading price of our shares. In addition, shares of other companies listed on the Hong Kong Stock Exchange with operations and assets in China have experienced significant price volatility in the past. As a result, it is possible that our shares may be subject to changes in price not directly related to our performance and as a result, investors in our shares may suffer substantial losses.

Substantial future sales or perceived potential sales of our shares in the public market could cause the price of our shares to decline significantly.

Sales of shares of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our shares to decline significantly. Divesture in the future of our shares by stockholders, the announcement of any plan to divest our shares, or hedging activity by third-party financial institutions in connection with similar derivative or other financing arrangements entered into by stockholders, could cause the price of our shares to decline.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our shares.

Upon our listing on the Hong Kong Stock Exchange, we will be subject to Hong Kong and NYSE listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and the NYSE have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of shares of our common stock may not be the same, even allowing for currency differences. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our shares on the Hong Kong Stock Exchange notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our shares may not be indicative of the trading performance of the shares after the global offering.

An active trading market for our shares on the Hong Kong Stock Exchange might not develop or be sustained and trading prices of our shares might fluctuate significantly.

Following the completion of the global offering, we cannot assure you that an active trading market for shares of our common stock on the Hong Kong Stock Exchange will develop or be sustained. The trading price or liquidity for our shares on the NYSE might not be indicative of those of our shares on the Hong Kong Stock Exchange following the completion of the global offering. If an active trading market of our shares on the Hong Kong Stock Exchange does not develop or is not sustained after the global offering, the market price and liquidity of our shares could be materially and adversely affected.

In 2014 and 2016, the Hong Kong, Shanghai and Shenzhen Stock Exchanges collaborated to create an inter-exchange trading mechanism called Stock Connect that allows international and mainland Chinese investors to trade eligible equity securities listed in each other’s markets through the trading and clearing facilities of their home exchange. Stock Connect currently covers over 2,000 equity securities trading in the Hong Kong, Shanghai and Shenzhen markets. Stock Connect allows mainland Chinese investors to trade directly in eligible equity securities listed on the Hong Kong Stock Exchange, known as Southbound Trading; without Stock Connect, mainland Chinese investors would not otherwise have a direct and established means of engaging in Southbound Trading. It is unclear whether and when shares of our common stock, upon the secondary listing on the Hong Kong Stock Exchange, will be eligible to be traded through Stock Connect, if at all. The ineligibility or any delay of our shares for trading through Stock Connect will affect mainland Chinese investors’ ability to trade our shares and therefore may limit the liquidity of the trading of our shares on the Hong Kong Stock Exchange.

Since there will be a gap of several days between pricing and trading of our shares, the price of our shares traded on the NYSE may fall during this period and could result in a fall in the price of our shares to be traded on the Hong Kong Stock Exchange.

The offer price of shares of our common stock in the global offering will be determined on or about September 4, 2020 (the “Price Determination Date”). However, our shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be about five Hong Kong business days after the Price Determination Date. As a result, investors may not be able to sell or otherwise deal in our shares on the Hong Kong Stock Exchange during that period. Accordingly, holders of our shares are subject to the risk that the trading price of our shares could fall when trading commences on the Hong Kong Stock Exchange as a result of adverse market conditions or other adverse developments that could occur between the Price Determination Date and the time trading begins. In particular, as our shares will continue to be traded on the NYSE and their price can be volatile, any fall in the price of our shares may result in a fall in the price of our shares to be traded on the Hong Kong Stock Exchange.

Your percentage of ownership in the Company may be diluted in the future.

In the future, your percentage ownership in the Company may be diluted because of equity awards that we grant to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. The Company’s and certain of YUM’s employees have equity awards with respect to shares of our common stock as a result of conversion of their YUM equity awards (in whole or in part) to Company equity awards in connection with the spin-off. Such awards will have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of our shares. From time to time, the Company will issue additional stock-based awards to its employees under the Company’s employee benefit plans.

In addition, our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes us to issue, without the approval of the Company’s stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over shares of common stock respecting dividends and distributions, as our Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of shares of our common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of shares of our common stock.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) contain provisions, summarized below, that could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. Further, as a Delaware corporation, we are subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These provisions might discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate or delay acquisition attempts for us that stockholders might consider favorable.

•	Our Bylaws provide that such bylaws may be amended by our Board or by the affirmative vote of a majority of our stockholders entitled to vote.

•

Our Certificate of Incorporation provides that only our Board (or the chairman of our Board, our CEO or our secretary with the concurrence of a majority of our Board) may call special meetings of our stockholders.

•

Our Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

•

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

•	Our Certificate of Incorporation does not provide for cumulative voting, which means that stockholders are denied the right to cumulate votes in the election of directors.

•

Our Board has the authority to issue preferred stock, which could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly.

The interests of the Investors may differ from the interests of our other stockholders, and the ownership percentage of our other stockholders will be diluted as a result of any exercise of the warrants issued to the Investors.

In connection with the separation and distribution, Pollos Investment L.P., an affiliate of Primavera Capital Group (“Primavera”), and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Financial” and together with Primavera, the “Investors”), received shares of our common stock accounting for approximately 4.9% of our outstanding shares as of August 23, 2020. In addition, the Investors were issued warrants to purchase approximately 4% of our outstanding shares in January 2017. Primavera has disclosed that, in the fourth quarter of 2019, it entered into prepaid forward sale transactions with several financial institutions pursuant to which Primavera is obligated to deliver to such counterparties a portion of its warrants on the applicable settlement date. As of August 23, 2020, the Investors held warrants to purchase approximately 2.5% of our outstanding shares. Any shares issued as a result of the exercise of the warrants will have a dilutive effect on the Company’s basic earnings per share, which could adversely affect the market price of shares of our common stock. In addition, the Investors have the ability to acquire additional shares in the open market (subject to an aggregate beneficial ownership interest limit of 19.9%).

The interests of the Investors may differ from those of our other stockholders in material respects. For example, the Investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their respective equity portfolios, even though such transactions might involve risks to stockholders. The Investors may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of the Company’s business or are suppliers or customers of the Company. Additionally, the Investors may determine that the disposition of some or all of their interests in the Company would be beneficial to the Investors at a time when such disposition could be detrimental to our other stockholders.

Purchasers of our shares in the global offering will experience immediate dilution and may experience further dilution if we issue additional shares in the future.

The initial offer price of shares of our common stock in the global offering is higher than the net tangible assets per share of the outstanding shares issued to our existing stockholders immediately prior to the global offering. Therefore, purchasers of our shares in the global offering will experience an immediate dilution in terms of the pro forma net tangible asset value. In addition, we may consider offering and issuing additional shares or equity-related securities in the future to raise additional funds, finance acquisitions or for other purposes. Purchasers of our shares may experience further dilution in terms of the net tangible asset value per share if we issue additional shares in the future at a price that is lower than the net tangible asset value per share.

Certain statistics contained in this prospectus supplement are derived from a third-party report and publicly available official sources and they may not be reliable.

Certain statistics contained in this prospectus supplement relating to China, the PRC economy and the industry in which we operate have been derived from various official government publications or other third-party reports. We have taken reasonable care in the reproduction or extraction of the official government publications or other third-party reports for the purpose of disclosure in this prospectus supplement; however, they have not been prepared or independently verified by us, the underwriters or any of their respective affiliates or advisors and may not be consistent with other information compiled within or outside the PRC. Due to possibly flawed or ineffective collection methods or discrepancies between published information and market practice, such statistics in this prospectus supplement may be inaccurate or may not be comparable to statistics produced with respect to other economies. Further, there is no assurance that they are stated or compiled on the same basis or with the same degree of accuracy as the case may be in other jurisdictions. In all cases, investors should give consideration as to how much weight or importance they should attach to or place on such facts.

Investors should read the entire prospectus supplement and the documents incorporated by reference carefully and should not consider any particular statement contained or incorporated by reference in this prospectus supplement or in published media reports without carefully considering the risks and other information contained or incorporated by reference in this prospectus supplement.

Prior to the publication of this prospectus supplement, there has been coverage in the media regarding us and the global offering, which contained among other things, certain financial information, projections, valuations and other forward-looking information about us and the global offering. We have not authorized the disclosure of any such information in the press or media and do not accept any responsibility for the accuracy or completeness of such media coverage or forward-looking statements. We make no representation as to the appropriateness, accuracy, completeness or reliability of any information disseminated in the media. We disclaim any information in the media to the extent that such information is inconsistent or conflicts with the information contained or incorporated by reference in this prospectus supplement. Accordingly, prospective investors are cautioned to make their investment decisions only on the basis of the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and the other information to which we refer you.

USE OF PROCEEDS

We will determine the offer price for both the international offering and the Hong Kong public offering by reference to, among other factors, the closing price of our common stock on the NYSE on the last trading day on or before the pricing of the global offering, which is expected to be on or about September 4, 2020. The maximum offer price for the Hong Kong public offering is HK$468.0, or US$60.39, per share. Assuming (i) the offer price is the maximum offer price of HK$468.0 per share, (ii) initially 40,234,200 shares are allocated to the international offering and (iii) initially 1,676,500 shares are allocated to the Hong Kong public offering, we estimate that we will receive net proceeds from the global offering of approximately HK$19,274 million or US$2,487 million (or approximately HK$22,178 million or US$2,862 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Translations of Hong Kong dollars into U.S. dollars relating to estimated net proceeds and the offer price were based upon an exchange rate of HK$7.7502 to US$1.00 as of August 21, 2020, per the noon buying rate set forth in the H.10 statistical release of The Board of Governors of the U.S. Federal Reserve System.

The offer price in the international offering may be higher than, or the same as, the offer price in the Hong Kong public offering. In addition, the allocation of shares between the international offering and the Hong Kong public offering is subject to reallocation. For more information, see “Underwriting” beginning on page S-54 of this prospectus supplement.

We currently intend to apply the net proceeds we will receive from the global offering for the following purposes:

•

Approximately 45%, or HK$8,673 million (US$1,119 million), will be used to expand and deepen our restaurant network. We believe we have the potential to grow to 20,000 restaurants or more in the future. We will focus on increasing our geographic footprint in both existing and new cities, and are tracking over 800 cities that do not have a KFC and Pizza Hut restaurant. We will continue to remodel and expand our restaurant network, and explore various new restaurant formats to support expansion, including different store designs or service models aimed at addressing the needs of different guests and for different occasions. We plan to continue to grow our emerging brands and focus on exploring suitable business models, product innovation and operational enhancement for these emerging brands. We will also continue to seek franchise opportunities for both our core and emerging brands to develop our franchisee-owned store portfolio over time.

•

Approximately 45%, or HK$8,673 million (US$1,119 million), will be used for investments in (i) digitalization and supply chain, (ii) food innovation and value proposition, and (iii) high quality assets.

•

Digitalization and supply chain. We will continue to invest in technology with a focus on improving our overall technology infrastructure, digital and delivery capabilities and supply chain. For example, we will continue to invest in and develop our end-to-end digital capabilities with new digital, delivery and payment technologies, to support our growth and to meet our customers’ evolving consumptions needs. We plan to invest in digitalization, automation and AI to more effectively connect online traffic with our offline assets, as well as focus on connecting our front-end, guest facing systems to back-end systems such as operations and supply chain. We will continue to introduce innovative technologies, new delivery menu items and novel delivery service concepts for our delivery business.

•

Food innovation and value proposition. We will continue our food innovation and strengthen our value proposition. We will seek to introduce innovative menu items to meet evolving consumer preference and local tastes, drive guest engagement and continue to broaden our brand appeal. As part of such efforts, we plan to continue to develop unique recipes and special seasonings to provide appealing, tasty and convenient food choices at competitive prices. In addition, we will continue to focus on our value proposition with product offering and value campaigns.

•

High quality assets. We intend to focus on high-quality brands and enablers to capture growth opportunities and further enhance our competitiveness. We will prudently assess investment targets based on each candidate’s strategic value, brand equity, business scale and financial performance, among other factors.

•	Approximately 10%, or HK$1,928 million (US$249 million), will be used for our working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our total capitalization (excluding short-term debt), consisting of finance lease liabilities, redeemable noncontrolling interests and total equity, as of June 30, 2020:

•	on an actual basis; and

•

on an adjusted basis giving effect to our issuance and sale in the global offering of 41,910,700 shares, resulting in estimated net proceeds of HK$19,274 million (US$2,487 million), based on the maximum offer price of HK$468.00 (US$60.39) per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming (i) the underwriters’ over-allotment option is not exercised and (ii) no adjustment to the allocation of shares between the Hong Kong public offering and the international offering. Translations of Hong Kong dollars into U.S. dollars relating to estimated net proceeds and the offer price were based upon an exchange rate of HK$7.7502 to US$1.00 as of August 21, 2020, per the noon buying rate set forth in the H.10 statistical release of The Board of Governors of the U.S. Federal Reserve System.

The as adjusted information below is illustrative only. You should read this table in conjunction with, and this table is qualified in its entirety by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference herein.

	As of June 30, 2020
	Actual	As Adjusted
	(in millions of U.S. dollars, except share and per share data)
Finance lease liabilities	26	26
Redeemable noncontrolling interests	12	12
Equity
Common stock, US$0.01 par value; 1,000 million shares authorized, 397 million shares issued and 377 million shares outstanding as of June 30, 2020	4	4
Treasury stock	(728)	(728)
Additional paid-in capital	2,444	4,932
Retained earnings	1,565	1,564
Accumulated other comprehensive loss	(82)	(82)

Total Yum China Holdings, Inc. Stockholders’ Equity	3,203	5,690
Noncontrolling interests	72	72

Total Equity	3,275	5,762

Total capitalization	3,313	5,800

DILUTION

If you invest in shares of our common stock in the global offering, your interest will be diluted to the extent of the difference between the public offering price per share and our as adjusted net tangible book value per share after the global offering. Dilution results from the fact that the public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares.

Our net tangible book value as of June 30, 2020 was US$2,794 million, or US$7.41 per share. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible asset, net, goodwill and total consolidated liabilities. Dilution is determined by subtracting as adjusted net tangible book value per share, after giving effect to the issuance and sale by us of shares in the global offering at a maximum offer price of HK$468.00, or US$60.39, per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the public offering price per ordinary share, and assuming the underwriters’ over-allotment option is not exercised.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to the issuance and sale by us of the shares in the global offering at a maximum offer price of HK$468.00, or US$60.39, per share, assuming no change to the number of shares offered by us as set forth on the front cover page of this prospectus supplement, assuming no adjustment to the allocation of shares between the Hong Kong public offering and the international offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming the underwriters’ over-allotment option is not exercised, our as adjusted net tangible book value as of June 30, 2020 would have been US$5,281 million, or US$12.60 per share. This represents an immediate increase in net tangible book value of US$5.19 per share to the existing stockholders and an immediate dilution in net tangible book value of US$47.79 per share to investors purchasing shares in the global offering.

The following table illustrates such dilution:

Per Share
US$
Actual net tangible book value as of June 30, 2020(1)	7.41
As adjusted net tangible book value after giving effect to the global offering(1)	12.60
Maximum public offering price	60.39
Dilution in net tangible book value to new investors in the global offering	47.79

(1)

Our consolidated net tangible assets attributable to the stockholders of the Company (which represents our consolidated net assets attributable to the stockholders of the Company in the amount of US$3,203 million, with adjustments for goodwill and intangible assets attributable to the stockholders of the Company of US$266 million and US$172 million, respectively) was US$2,765 million as of June 30, 2020, or US$12.53 per share on an as adjusted basis after giving effect to the global offering.

The amount of dilution in net tangible book value to new investors in the global offering set forth above is determined after giving effect to the global offering from the maximum public offering price per share. A US$1.00 increase/(decrease) in the maximum offer price of HK$468.00, or US$60.39, per share would increase/(decrease) our as adjusted net tangible book value after giving effect to the global offering by US$41 million, the as adjusted net tangible book value per share after giving effect to the global offering by US$0.10 per share and the dilution in net tangible book value per share to new investors in the global offering by US$0.90 per share, assuming no change to the number of shares offered by us as set forth on the front cover page of this prospectus supplement, assuming no adjustment to the allocation of shares between the Hong Kong public offering and the international offering and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ over-allotment option is exercised in full, the percentage of shares held by existing stockholders would be 88.7% and the percentage of shares held by new investors would be 11.3%.

The discussion and table above are based on 377,075,384 shares of our common stock outstanding as of June 30, 2020 and exclude, as of such date:

•	shares of common stock issuable upon the exercise of 496,428 outstanding stock options with a weighted average exercise price of US$18.50 per share;

•	shares of common stock issuable upon the exercise of 12,808,777 outstanding stock appreciation rights with a weighted average exercise price of US$27.13 per share;

•	shares of common stock issuable upon the vesting of 615,853 outstanding restricted stock units;

•	shares of common stock issuable upon the vesting of 1,194,275 outstanding performance stock units (at target);

•	shares of common stock issuable upon the exercise of 16,856,121 outstanding warrants with a weighted average exercise price of US$30.552 and US$38.190 per share for Warrant 1 and 2, respectively; and

•	11,148,591 shares of common stock reserved for future issuance under the Yum China Holdings, Inc. Long Term Incentive Plan.

Translations of Hong Kong dollars into U.S. dollars relating to the estimated net proceeds and the maximum offer price were based upon an exchange rate of HK$7.7502 to US$1.00 as of August 21, 2020, per the noon buying rate set forth in the H.10 statistical release of The Board of Governors of the U.S. Federal Reserve System.

PRINCIPAL AND OTHER STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of August 23, 2020 by (i) beneficial owners of more than 5% of the outstanding shares of our common stock, (ii) each of the Company’s directors and executive officers and (iii) all of the Company’s directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes all shares the stockholder actually owns beneficially or of record, all shares over which the stockholder has or shares voting or dispositive control and all shares the stockholder has the right to acquire within 60 days of August 23, 2020. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them.

	Number of Shares Beneficially Owned
Name	Number	Percentage(1)
More than 5% Owners:
Invesco Ltd. (2)	37,144,958	9.8%
BlackRock, Inc. (3)	30,726,735	8.1%
Primavera Capital Management Ltd. (4)	23,876,745.35	6.2%

Directors and Executive Officers:
Fred Hu	32,563	*
Joey Wat (5)	213,224	*
Peter A. Bassi	57,588	*
Christian L. Campbell (6)	165,914	*
Ed Yiu-Cheong Chan	27,876	*
Edouard Ettedgui	28,083	*
Cyril Han	12,386	*
Louis T. Hsieh	59,669	*
Ruby Lu	31,898	*
Zili Shao	27,980	*
William Wang	24,688	*
Andy Yeung	–	–
Joseph Chan	–	–
Johnson Huang (7)	84,008	*
Jeff Kuai (8)	30,892	*

All Directors and Executive Officers as a group	796,769	0.2%

*	Represents less than one percent.

(1)	Percentage ownership is determined based on a total of 377,195,679 shares of our common stock outstanding as of August 23, 2020.

(2)

Based on Amendment No. 1 to the Schedule 13G filed by Invesco Ltd. on February 12, 2020, which indicated that, as of December 31, 2019, Invesco Ltd. had sole voting power over 36,903,454 shares of Company common stock and sole dispositive power over 37,144,958 shares of Company common stock. Invesco Ltd.’s business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(3)

Based on Amendment No. 4 to the Schedule 13G filed by BlackRock, Inc. on February 6, 2020, which indicated that, as of December 31, 2019, BlackRock, Inc. had sole voting power over 26,340,093 shares of Company common stock and sole dispositive power over 30,726,735 shares of Company common stock. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, NY 10055.

(4)

Based on (i) Amendment No. 5 to the Schedule 13D filed by Primavera Capital Management Ltd. on May 20, 2020, which indicated that, as of May 14, 2020, Primavera Capital Management Ltd. had sole voting and dispositive power over 23,876,745.35 shares of Company common stock, Pollos Investment GP Ltd. shared voting and dispositive control over 16,364,778 shares of Company common stock and Pollos L.L.C. shared voting and dispositive control over 7,511,967.35 shares of Company common stock. The amount reported in the table includes 7,511,967.35 shares underlying an outstanding warrant. Primavera Capital Management Ltd.’s business address is 28 Hennessy Road, 28th Floor, Hong Kong.

(5)	Represents (i) 56,529 shares of common stock outstanding and (ii) 156,695 shares issuable upon the exercise of vested stock appreciation rights (“SARs”).

(6)

Represents (i) 59,877 shares of common stock directly held by Mr. Christian L. Campbell, (ii) 80 shares of common stock held by Mr. Campbell’s spouse and (iii) 105,957 shares issuable upon the exercise of vested SARs.

(7)	Represents (i) 17,654 shares of common stock outstanding and (ii) 66,354 shares issuable upon the exercise of vested SARs.

(8)	Represents (i) 8,345 shares of common stock outstanding and (ii) 22,547 shares issuable upon the exercise of vested SARs.

DIVIDEND POLICY

We intend to retain a significant portion of our earnings to finance the operation, development and growth of our business. On October 4, 2017, our Board approved a regular quarterly cash dividend program. In 2019, 2018 and 2017, we paid dividends of US$181 million, US$161 million and US$38 million, respectively. For the six months ended June 30, 2020, we paid cash dividends of US$45 million, or US$0.12 per share. Due to the unprecedented effects of the COVID-19 pandemic and associated economic uncertainty, we announced in April 2020 that we have temporarily suspended cash dividends through the end of the third quarter of 2020. Any determination to declare and pay future cash dividends will be at the discretion of our Board and will depend on, among other things, our financial condition, results of operations, actual or anticipated cash requirements, contractual or regulatory restrictions, tax considerations and such other factors as our Board deems relevant. Dividends paid to holders of shares registered on the Hong Kong register of shares generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid. For details, see “Taxation — Non-U.S. Holders — Distributions on the Shares.”

Our ability to declare and pay any dividends on our shares may be restricted by earnings available for distribution under applicable Chinese laws. The laws, rules and regulations applicable to our Chinese subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable Chinese accounting standards and regulations. Under Chinese law, an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of the board of directors, as an enterprise incorporated in China, each of our Chinese subsidiaries may allocate a portion of its after-tax profits based on Chinese accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

DESCRIPTION OF COMMON STOCK

Yum China Holdings, Inc. is a corporation incorporated under the laws of the State of Delaware, the United States of America, and our affairs are governed by our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law (the “DGCL”), as well as other applicable laws, regulations, policies and procedures. The following is a summary of certain material terms of our Certificate of Incorporation and our Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. The summary is qualified in its entirety by reference to such documents, which you must read along with the applicable provisions of the DGCL for complete information about the rights of our stockholders and powers of our directors.

General

Our authorized capital stock consists of 1,100,000,000 shares, of which 1,000,000,000 are shares of common stock, par value $0.01 per share, and 100,000,000 are shares of preferred stock, par value $0.01 per share.

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without the approval of the Company’s stockholders. The number of authorized shares may be increased or decreased (but not below the number of shares thereof then outstanding) by amendment to the Certificate of Incorporation. The Company may use authorized but unissued shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation.

Common Stock

Voting. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting in which a quorum is present and entitled to vote on the matter is the act of the stockholders.

Dividends. Subject to any preferential rights of any outstanding preferred stock and the effect of applicable abandoned property, escheat or similar laws, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board out of funds legally available for that purpose.

Liquidation, Dissolution or Winding Up. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to a ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by the DGCL, to issue up to 100,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our Board has the discretion, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Board of Directors

Powers. The business and affairs of the Company are managed by or under the direction of our Board, and the Board may exercise all such powers of the Company (including powers related to the incurrence of debt) and do all such lawful acts and things as are not by the DGCL, the Certificate of Incorporation or the Bylaws required to be exclusively exercised or done by the stockholders.

Term. Each director is elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election. Notwithstanding the expiration of the term of a director, the director will continue to hold office until a successor is elected and qualified or until his or her earlier death, resignation or removal.

Size; Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board will be not less than three nor more than 15 and that the exact number of directors will be fixed by resolution of a majority of our entire Board (assuming no vacancies). Any vacancies created on our Board resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of our Board then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our Board will be appointed for a term expiring at the next election of directors and until his or her successor has been elected and qualified.

Election. Subject to the rights of the holders of any series of preferred shares to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors shall elect directors. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors are elected by the vote of a plurality of the votes cast. If an incumbent director nominee is not elected and no successor has been elected at such meeting, the director is required to promptly tender his or her resignation to the Board for consideration. If such incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

Removal. Directors may be removed with or without cause by the affirmative vote of a majority of the voting power of the outstanding common stock.

Actions of the Board. A majority of all directors in office shall constitute a quorum for the transaction of business at any meeting of the Board. A majority of directors who are present at a meeting at which a quorum is present will constitute the required vote to effect any action taken by the Board. There is no specific provision requiring a quorum of independent directors to effect actions taken by the Board, including actions with respect to the compensation of directors. Any action required or permitted to be taken at a meeting of the Board may also be taken without a meeting if the action is taken in writing by all members of the Board.

Committees of the Board

The Board may create and make appointments to one or more committees of the Board comprised exclusively of directors who serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Company as the Board may delegate, in its sole discretion, consistent with the provisions of the DGCL and the Certificate of Incorporation.

Meetings of Stockholders

Annual Meetings. The annual meeting of the stockholders will be held on such date and at such place, if any, and time as the Board determines, for the purpose of electing directors and the transaction of such business as may be a proper subject for action at the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any stockholder (i) who is a stockholder of record both on the date of the giving of the notice such business and at the time of the annual meeting, (ii) who is entitled to vote at the meeting, and (iii) who complies with the advance notice procedures set forth in our Bylaws.

Under the DGCL, the Company is generally required to hold an annual meeting of stockholders at least once every 13 months. The rules of the NYSE also require the Company to hold an annual meeting of stockholders during each fiscal year.

Special Meetings. Our Certificate of Incorporation provides that only our Board (or the chairman of our Board, our Chief Executive Officer or our Secretary with the concurrence of a majority of our Board) may call special meetings of our stockholders.

The Board has resolved, subject to the completion of the listing of our shares on the Hong Kong Stock Exchange, at the 2021 annual stockholders meeting and at subsequent annual meetings, if necessary, to present a proposal to our stockholders to amend our Certificate of Incorporation and Bylaws to provide for the right to call a special meeting by holders of 25% or more of our outstanding shares of common stock (the “25% Requisition Right”), and to recommend that our stockholders approve such proposal. The 25% Requisition Right will be subject to customary terms and conditions.

The Board undertakes that, after the completion of the listing and before the approval of the 25% Requisition Right by the stockholders, in the event that stockholders holding 25% or more of our total outstanding shares of common stock request that a special meeting be called, the Board will, subject to customary terms and conditions, support such request.

Notice of Meetings. The Company has adopted the default notice period for stockholder meetings under the DGCL. Under the Bylaws, at least 10 and no more than 60 days prior to any annual or special meeting of the stockholders, the Company must notify the stockholders entitled to vote at such meeting of the date, time and place, if any, and means of remote communication, if any, of the meeting and, in the case of a special meeting or where otherwise required by the Certificate of Incorporation or by statute, shall briefly describe the purpose or purposes of the meeting.

Since the Company has historically opted not to mail proxy materials to each stockholder and instead relies on electronic delivery, the Company is subject to the SEC’s e-proxy rules and is required to notify stockholders of the electronic availability of the proxy materials (which include, among other things, the notice of the stockholder meeting) at least 40 days before the stockholder meeting to which the proxy materials relate. Accordingly, for stockholder meetings to which the e-proxy rules apply, the minimum number of days in advance that the Company must notify stockholders of an annual or special meeting is 40 days. If the e-proxy rules are not applicable — i.e., if the Company opts to mail its proxy materials to stockholders — then the Company would not be bound by the 40-day notice requirement. If the Company opts to mail its proxy materials, then it would, in consonance with the NYSE recommendation on the setting of the record date, give notice to stockholders at least 30 days in advance of the meeting.

The Company undertakes that it will provide at least 14 days’ notice for stockholder meetings after the listing.

Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders, or entitled to receive payment of any dividend, the Board may fix in advance a date as the record date for the determination of stockholders. The record date must not be more than 60 days before the meeting or action requiring a determination of stockholders. If no record date is fixed for the determination of stockholders, the record date is the day the notice of the meeting is mailed or the day the action requiring a determination of stockholders is taken.

Quorum. Except as otherwise prescribed by statute or the Bylaws, at any meeting of the stockholders, the presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote thereat constitutes a quorum for the transaction of business.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors (other than nominations made by or at the direction of our Board or a committee of our Board) to be presented at a meeting but not included in our proxy statement. To be timely, a stockholder’s notice to the Secretary of the Company must generally be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of an annual meeting, not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In addition, to be considered timely, a stockholder’s notice must be updated and supplemented as required by our Bylaws, and must set forth the information specified in our Bylaws.

Proxy Access. Our Bylaws also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances.

Stockholder Proposals pursuant to Exchange Act Rule 14a-8. Stockholders who have continuously held at least US$2,000 in market value of the Company’s voting securities for at least one year, and who continue to hold those securities through the date of the applicable meeting, may also submit a stockholder proposal for inclusion in our proxy statement for that meeting, in accordance with Exchange Act Rule 14a-8. To be timely, a stockholder’s notice to the Secretary of the Company must be received (a) in the case of a regularly scheduled annual meeting, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting; provided, however, in the event that the annual meeting is called for a date that is not within 30 days before or after the previous year’s annual meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials and (b) in the case of a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials. Any proposals submitted pursuant to Exchange Act Rule 14a-8 must also comply with the other requirements of that Rule.

Stockholder Action by Written Consent

Our Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

Transfers of Shares

The shares of the Company’s capital stock may be transferred on the books of the Company, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Company or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of shares shall be valid as against the Company for any purpose until it shall have been entered in the share records of the Company by an entry showing from and to whom transferred. Notwithstanding anything to the contrary in the Bylaws, at all times that the Company’s shares are listed on a stock exchange, the shares must comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Company’s capital stock be eligible for issue in book-entry form.

There are no provisions in our Certificate of Incorporation or Bylaws relating to restriction on ownership of our shares.

Exclusive Forum

Our Certificate of Incorporation provides that, unless our Board otherwise determines, a state court of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, or any action asserting a claim against the

Company or any director or officer of the Company governed by the internal affairs doctrine. However, if such court dismisses any such action for lack of subject matter jurisdiction, the action may be brought in the U.S. federal court for the District of Delaware. Although the Company’s Certificate of Incorporation includes this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Indemnification and Limitation of Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation includes such an exculpation provision.

Our Certificate of Incorporation includes provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Certificate of Incorporation also provides that the Company must, subject to certain conditions, advance reasonable expenses to its directors and officers. The Certificate of Incorporation expressly authorizes the Company to carry directors’ and officers’ insurance to protect the Company and its directors, officers, employees and agents from certain liabilities.

Amendments to Certificate of Incorporation and Bylaws

Pursuant to the DGCL and subject to the exceptions provided therein, amendments to the Certificate of Incorporation require approval of both the Board and a majority of the outstanding stock entitled to vote thereon.

The Board is authorized to adopt, amend or repeal the Bylaws, in whole or in part, without any action on the part of the stockholders. The Bylaws may also be amended or repealed by the stockholders even though the Bylaws may also be amended or repealed by the Board.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless: (a) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (c) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “YUMC.” We have applied to list our common stock on Hong Kong Stock Exchange pursuant to Chapter 19C of the Hong Kong Stock Exchange Listing Rules, under the stock code “9987.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common stock is Computershare Trust Company, N.A. (“Computershare US”). The Company has appointed Computershare Investor Services Limited (“Computershare HK”) to act as co-transfer agent to maintain the Hong Kong share register.

REPOSITIONING OF SHARES LISTED ON THE NYSE AND THE HONG KONG STOCK EXCHANGE

Shares of our common stock (other than those shares to be issued in connection with the global offering and to be registered on the Hong Kong share register) are traded on the NYSE in U.S. dollars. In connection with the Hong Kong public offering, we have arranged for a segment of our register of stockholders to be maintained in Hong Kong, which will be maintained by our Hong Kong share registrar, Computershare HK. The principal segment of our register of stockholders in the United States will continue to be maintained by our principal share registrar, Computershare US. All shares offered in the global offering will be initially registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. Holders of shares registered on the Hong Kong share register will be able to reposition these shares to the principal segment of our register of stockholders in the United States, and vice versa.

Repositioning Shares from Hong Kong to the Principal Segment of our Register of Stockholders in the United States

An investor who holds shares that are registered on the Hong Kong share register (including those held through the services of the Central Clearing and Settlement System (the “CCASS”)) and who intends to reposition such shares to the principal segment of our register of stockholders in the United States, will be required to submit a register repositioning request to Computershare HK together with the share certificate(s), relevant fees and any supporting documentation (such as the transfer form (if the shares are deposited with, and are to be withdrawn from, CCASS), power of attorney or specimen signature, if applicable). If shares are deposited with CCASS, the investor will first need to arrange for the withdrawal of the shares from CCASS.

A copy of the register repositioning request can be obtained at the address of Computershare HK at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, can be requested by phone ((852) 2862 8500) or by Online Feedback, a web-based enquiry form (https://www.computershare.com/hk/en/online_feedback), or be accessed and downloaded from the website of Computershare HK at www.computershare.com/hk. The register repositioning request will consist of a templated document requiring the provision of the following information:

•	the number of shares to be repositioned;

•	the name and address of the holder of shares on the Hong Kong share register from which repositioning of shares is to be processed;

•

the account to which the shares need to be moved to on the principal segment of our register of stockholders (which may be to a book entry recorded directly on the principal segment of our register of stockholders or to an account within The Depository Trust Company (“DTC”));

•	a confirmation that the repositioning of shares will not result in a change of beneficial ownership; and

•	the contact details for the party submitting the request in Hong Kong and the party receiving the shares in the United States in case a query with the instruction arises.

Upon receipt, Computershare HK will review the instruction, reposition the shares from the Hong Kong share register and liaise with Computershare US for the onward distribution of the shares and recording on the principal segment of our register of stockholders in the United States. The register repositioning process would usually be expected to be completed in three business days, once valid documents are provided to Computershare HK.

Additional support, including confirmation of register repositioning fees, will be available from Computershare HK and Computershare US from the listing date and will be set out in the register repositioning request form.

Repositioning Shares from the Principal Segment of our Register of Stockholders in the United States to Hong Kong

An investor who holds shares that are registered on the principal segment of our register of stockholders in the United States (including the shares held through the services of DTC) and who intends to reposition such shares to the Hong Kong share register, will be required to submit a register repositioning request to Computershare US together with the share certificate(s) (if applicable), relevant fees and any supporting documentation (if applicable). Holders within DTC must also, via a delivery order, arrange for the delivery of the shares to the DTC participant account of Computershare US.

A copy of the register repositioning request can be obtained at the address of Computershare US at 150 Royall Street, Canton, MA 02021, United States, or can be requested by phone ((001) 866 277 2086) or by email (!USALLGlobalTransactionTeam@computershare.com), or be accessed and downloaded from the website of Computershare US at www.computershare.com/us/investor. The register repositioning request will consist of a templated document requiring the provision of the following information:

•	the number of shares to be repositioned;

•

the name and address, or DTC participant details and account information, of the holder of shares on the principal segment of our register of stockholders from which repositioning of shares is to be processed;

•	the registered account to which the shares need to be moved to on the Hong Kong share register;

•	a confirmation that the repositioning of shares will not result in a change of beneficial ownership; and

•	the contact details for the party submitting the request in the United States and the party receiving the shares in Hong Kong in case a query with the instruction arises.

Upon receipt, Computershare US will review the instruction, reposition the shares from the principal segment of our register of stockholders in the United States and liaise with Computershare HK for recording such shares on the Hong Kong share register and issuing physical share certificate(s) to the investor. The register repositioning process would usually be expected to be completed in three business days, once valid documents are provided to Computershare US. Upon the receipt of the physical share certificate(s), the investor can then follow the normal share deposit procedures if he/she wishes deposit the shares into CCASS.

Additional support, including the confirmation of register repositioning fees, will be available from Computershare HK and Computershare US from the listing date and will be set out in the register repositioning request form.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately after the global offering, we will have 419,106,379 outstanding shares of common stock (or 425,392,979 outstanding shares if the underwriters’ over-allotment option is exercised in full). The number of shares of common stock outstanding immediately after the global offering is based on 377,195,679 shares of our common stock outstanding as of August 23, 2020 and excludes, as of June 30, 2020:

•	shares of common stock issuable upon the exercise of 496,428 outstanding stock options with a weighted average exercise price of US$18.50 per share;

•	shares of common stock issuable upon the exercise of 12,808,777 outstanding stock appreciation rights with a weighted average exercise price of US$27.13 per share;

•	shares of common stock issuable upon the vesting of 615,853 outstanding restricted stock units;

•	shares of common stock issuable upon the vesting of 1,194,275 outstanding performance stock units (at target);

•	shares of common stock issuable upon the exercise of 16,856,121 outstanding warrants with a weighted average exercise price of US$30.552 and US$38.190 per share for Warrant 1 and 2, respectively; and

•	11,148,591 shares of common stock reserved for future issuance under the Yum China Holdings, Inc. Long Term Incentive Plan.

All of the shares sold in the global offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Sales of substantial amounts of our shares in the public market could materially and adversely affect prevailing market price of shares of our common stock.

Rule 144

Affiliate resales of restricted securities

In general, under Rule 144 of the Securities Act as currently in effect, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three month period that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately 4,191,064 shares immediately after the global offering, assuming no exercise of the underwriters’ over-allotment option; or

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-affiliate resales of restricted securities

In general, under Rule 144 of the Securities Act as currently in effect, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Equity Plans

We have filed a Registration Statement on Form S-8 under the Securities Act to register 45,000,000 shares of our common stock issued or reserved for issuance under the Yum China Holdings, Inc. Long Term Incentive Plan. Such Form S-8 registration statement automatically became effective upon filing. Accordingly, shares registered under such registration statement are available for sale in the open market, unless such shares are subject to Rule 144 limitations applicable to affiliates or vesting restrictions on transfer.

Registration Rights

We have granted the Investors certain customary registration rights with respect to their shares of common stock, including demand registration rights and piggyback registration rights. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

UNDERWRITING

The Global Offering

The offering of 41,910,700 shares of our common stock is referred to herein as the “global offering.” The global offering is comprised of:

•

the offering of initially 1,676,500 shares of our common stock (subject to reallocation) in Hong Kong (the “Hong Kong offer shares”), as described in “— The Hong Kong Public Offering” below, which we refer to as the “Hong Kong public offering”; and

•

the offering of initially 40,234,200 shares of our common stock (subject to reallocation and the option of the international underwriters to purchase or procure purchasers to purchase additional shares mentioned below) (the “international offer shares”, and, together with the Hong Kong offer shares, the “offer shares”), as described in “— The International Offering” below, which we refer to as the “international offering.”

The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for shares sold in the United States, as well as for shares initially offered and sold outside the United States in the global offering that may be resold from time to time into the United States in compliance with applicable law.

Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Asia Limited, CMB International Capital Limited and UBS AG Hong Kong Branch are acting as joint global coordinators (the “Joint Global Coordinators”) for the global offering.

We and the Hong Kong underwriters will enter into an underwriting agreement on August 31, 2020 (the “Hong Kong Underwriting Agreement”), relating to the Hong Kong public offering. Under the terms and subject to the conditions in the Hong Kong Underwriting Agreement, the Hong Kong underwriters below have severally agreed to apply or procure applications for the number of shares of our common stock indicated below.

Hong Kong Underwriters	Number of Shares
Goldman Sachs (Asia) L.L.C.
Citigroup Global Markets Asia Limited
CMB International Capital Limited
UBS AG Hong Kong Branch
ABCI Securities Company Limited
AMTD Global Markets Limited
BOCI Asia Limited
China International Capital Corporation Hong Kong Securities Limited
CLSA Limited
The Hongkong and Shanghai Banking Corporation Limited
ICBC International Securities Limited

Total:	1,676,500

We and the Joint Global Coordinators, as representatives of the international underwriters, have entered into an international underwriting agreement, dated the date hereof (the “International Underwriting Agreement”), relating to the international offering. Under the terms and subject to the conditions in the International Underwriting Agreement, the international underwriters, for whom the Joint Global Coordinators are acting as representatives, have severally agreed to purchase or procure purchasers to purchase from us, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below.

International Underwriters	Number of Shares
Goldman Sachs (Asia) L.L.C.
Citigroup Global Markets Limited
CMB International Capital Limited
UBS AG Hong Kong Branch/UBS Securities LLC
ABCI Securities Company Limited
AMTD Global Markets Limited
BOCI Asia Limited
China International Capital Corporation Hong Kong Securities Limited
CLSA Limited
The Hongkong and Shanghai Banking Corporation Limited
ICBC International Securities Limited

Total:	40,234,200

The Hong Kong underwriters and the international underwriters are collectively referred to herein as the “underwriters.”

The underwriters propose to offer shares of our common stock at the public offering price listed on the cover page of this prospectus supplement. The underwriters are obligated, severally but not jointly, to take and pay for all of the shares of common stock offered hereby if any such shares are taken. The offering of shares of our common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our common stock is listed on the NYSE under the symbol “YUMC.” We have applied to list our common stock on the Hong Kong Stock Exchange pursuant to Chapter 19C of the Hong Kong Stock Exchange Listing Rules, under the stock code “9987.” The shares will be traded on the Hong Kong Stock Exchange in board lots of 50 shares each.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in the global offering. The Joint Global Coordinators may agree to allocate a number of shares of our common stock to the underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Joint Global Coordinators to underwriters that may make internet distributions on the same basis as other allocations.

The Hong Kong Public Offering

Number of Shares Initially Offered

We are initially offering 1,676,500 shares of our common stock for subscription by the public in Hong Kong, representing 4.0% of the total number of shares of our common stock initially available under the global offering. The number of shares of our common stock initially offered under the Hong Kong public offering, subject to any reallocation of shares between the international offering and the Hong Kong public offering, will represent approximately 0.4% of the total shares of common stock in issue immediately following the completion of the global offering (based on the number of shares of our common stock outstanding as of August 23, 2020 and assuming the over-allotment option is not exercised).

The Hong Kong public offering is open to members of the public in Hong Kong as well as to institutional and professional investors. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities.

Completion of the Hong Kong public offering is subject to the conditions set out in “— Conditions of the Global Offering” below.

Allocation

Allocation of shares to investors under the Hong Kong public offering will be based solely on the level of valid applications received under the Hong Kong public offering. The basis of allocation may vary, depending on the number of Hong Kong offer shares validly applied for by applicants. Such allocation could, where appropriate, consist of balloting, which could mean that some applicants may receive a higher allocation than others who have applied for the same number of Hong Kong offer shares, and those applicants who are not successful in the ballot may not receive any Hong Kong offer shares.

For allocation purposes only, the total number of Hong Kong offer shares available under the Hong Kong public offering (after taking into account any reallocation referred to below) will be divided equally (to the nearest board lot) into two pools: pool A and pool B. The Hong Kong offer shares in pool A will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of HK$5 million (excluding the brokerage, the Securities and Futures Commission of Hong Kong (the “SFC”) transaction levy and the Hong Kong Stock Exchange trading fee payable) or less. The Hong Kong offer shares in pool B will be allocated on an equitable basis to applicants who have applied for Hong Kong offer shares with an aggregate price of more than HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) and up to the total value in pool B.

Investors should be aware that applications in pool A and applications in pool B may receive different allocation ratios. If any Hong Kong offer shares in one (but not both) of the pools are unsubscribed, such unsubscribed Hong Kong offer shares will be transferred to the other pool to satisfy demand in that other pool and be allocated accordingly. For the purpose of the immediately preceding paragraph only, the “price” for Hong Kong offer shares means the price payable on application therefor (without regard to the public offering price as finally determined). Applicants can only receive an allocation of Hong Kong offer shares from either pool A or pool B and not from both pools. Multiple or suspected multiple applications under the Hong Kong public offering and any application for more than 838,250 Hong Kong offer shares are liable to be rejected.

Reallocation

The allocation of the offer shares between the Hong Kong public offering and the international offering is subject to reallocation. Paragraph 4.2 of Practice Note 18 of the Hong Kong Stock Exchange Listing Rules requires a clawback mechanism to be put in place which would have the effect of increasing the number of offer shares under the Hong Kong public offering to a certain percentage of the total number of offer shares offered under the global offering if certain prescribed total demand levels are reached. We have applied for, and the Hong Kong Stock Exchange has granted to us, a waiver from strict compliance with Paragraph 4.2 of Practice Note 18 of the Hong Kong Listing Rules to the effect as further described below.

1,676,500 offer shares are initially available in the Hong Kong public offering, representing approximately 4.0% of the offer shares initially available under the global offering.

If the number of offer shares validly applied for under the Hong Kong public offering represents (a) 10 times or more but less than 15 times, (b) 15 times or more but less than 20 times and (c) 20 times or more of the total number of offer shares initially available under the Hong Kong public offering, then offer shares will be reallocated to the Hong Kong public offering from the international offering. As a result of such reallocation, the total number of offer shares available under the Hong Kong public offering will be increased to 2,724,200 shares (in the case of (a)), 3,143,350 shares (in the case of (b)) and 6,915,300 shares (in the case of (c)), representing 6.5%, 7.5% and 16.5% of the total number of offer shares initially available under the global offering, respectively (before any exercise of the over-allotment option). In each case, the additional offer shares reallocated to the Hong Kong public offering will be allocated between pool A and pool B and the number of offer shares allocated to the international offering will be correspondingly reduced in such manner as the Joint Global Coordinators deem appropriate.

In addition, the Joint Global Coordinators may allocate offer shares from the international offering to the Hong Kong public offering to satisfy valid applications under the Hong Kong public offering. In accordance with the Guidance Letter HKEX-GL91-18 issued by the Hong Kong Stock Exchange, if such reallocation is done other than pursuant to the clawback mechanism above, the maximum total number of the offer shares that may be allocated to the Hong Kong public offering following such reallocation shall be not more than double the initial allocation to the Hong Kong public offering (i.e., 3,353,000 shares). Kong public offering. If the Hong Kong public offering is not fully subscribed, the Joint Global Coordinators may reallocate all or any unsubscribed Hong Kong offer shares to the international offering, in such proportions as the Joint Global Coordinators deem appropriate.

Applications

Each applicant under the Hong Kong public offering will be required to give an undertaking and confirmation in the application submitted by him/her that he/she and any person(s) for whose benefit he/she is making the application has not applied for or taken up, or indicated an interest for, and will not apply for or take up, or indicate an interest for, any shares of our common stock under the international offering. Such applicant’s application is liable to be rejected if such undertaking and/or confirmation is/are breached and/or untrue (as the case may be) or if he/she has been or will be placed or allocated international offer shares under the international offering.

Applicants under the Hong Kong public offering are required to pay, on application, the maximum public offering price for the Hong Kong public offering of HK$468.00 per Offer Share in addition to the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable on each Offer Share, amounting to a total of HK$23,636 for one board lot of 50 shares of our common stock. If the Hong Kong public offering price as finally determined in the manner described in “— Pricing” below is less than the maximum public offering price for the Hong Kong public offering of HK$468.00 per share, appropriate refund payments (including the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee attributable to the surplus application monies) will be made to successful applicants, without interest.

The International Offering

Number of Shares Initially Offered

The international offering will consist of an initial offering of 40,234,200 shares of our common stock (subject to adjustment and the over-allotment option), representing 96% of the total number of shares of our common stock initially available under the global offering. The number of shares of our common stock initially offered under the international offering, subject to any reallocation of shares between the international offering and the Hong Kong public offering, will represent approximately 9.6% of the total number of shares of our common stock in issue immediately following the completion of the global offering (based on the number of shares of our common stock outstanding as of August 23, 2020 and assuming the over-allotment option is not exercised).

Allocation

The international offering includes the U.S. offering of shares of our common stock in the United States as well as the non-U.S. offering to institutional and professional investors and other investors in jurisdictions outside the United States. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities. Allocation of offer shares pursuant to the international offering will be effected in accordance with a “book-building” process based on a number of factors, including the level and timing of demand, the total size of the relevant investor’s invested assets or equity assets in the relevant sector and whether or not it is expected that the relevant investor is likely to buy further shares of our common stock and/or hold or sell its shares after the listing on the Hong Kong Stock Exchange.

The Joint Global Coordinators (on behalf of the international underwriters) may require any investor who has been offered offer shares under the international offering and who has made an application under the Hong Kong public offering to provide sufficient information to the Joint Global Coordinators so as to allow them to identify the relevant applications under the Hong Kong public offering and to ensure that they are excluded from any allocation of offer shares under the Hong Kong public offering.

Reallocation

The total number of offer shares to be issued or sold pursuant to the international offering may change as a result of the clawback arrangement described in “— The Hong Kong Public Offering — Reallocation” above, the exercise of the over-allotment option in whole or in part and/or any reallocation of unsubscribed offer shares originally included in the Hong Kong public offering.

Pricing

Determining the Offer Price

We will determine the pricing for the offer shares for the purpose of the various offerings under the global offering on the price determination date, which is expected to be on or about September 4, 2020 and, in any event, no later than September 9, 2020, by agreement with the Joint Global Coordinators (for themselves and on behalf of the underwriters), and the number of offer shares to be allocated under the various offerings will be determined shortly thereafter.

We will determine the Hong Kong public offering price by reference to, among other factors, the closing price of our common stock on the NYSE on the last trading day on or before the pricing of the global offering, which is expected to be on or about September 4, 2020. The maximum offer price for the Hong Kong public offering is HK$468.00, or US$60.39, per share based on an exchange rate of HK$7.7502 to US$1.00.

Applicants under the Hong Kong public offering must pay, on application, the maximum Hong Kong public offering price of HK$468.00 per Hong Kong offer share plus brokerage of 1.0%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%, amounting to a total of HK$23,636 for one board lot of 50 shares.

We may set the international offer price at a level higher than the maximum Hong Kong public offering price if (a) the Hong Kong dollar equivalent of the closing trading price of the shares of our common stock on the NYSE on the last trading day on or before the price determination date were to exceed the maximum Hong Kong public offering price as stated in this prospectus supplement and/or (b) we believe that it is in our best interest, as a listed company, to set the international offer price at a level higher than the maximum Hong Kong public offering price based on the level of interest expressed by professional and institutional investors during the book-building process.

If the international offer price is set at or lower than the maximum Hong Kong public offering price, the Hong Kong public offering price must be set at such price which is equal to the international offer price. In no circumstances will we set the Hong Kong public offering price above the maximum Hong Kong public offering price as stated in this prospectus supplement or the international offer price.

We reserve the right not to proceed with the Hong Kong public offering or the international offering on or at any time until the price determination date if, for any reason, including as a result of volatility in the price of our shares or other changes in market conditions, we do not agree with the Joint Global Coordinators (for themselves and on behalf of the underwriters) on the pricing of the offer shares by September 9, 2020.

The international underwriters will be soliciting from prospective investors’ indications of interest in acquiring offer shares in the international offering. Prospective professional and institutional investors will be required to specify the number of offer shares under the international offering they would be prepared to acquire either at different prices or at a particular price. This process, known as “book-building,” is expected to continue up to, and to cease on or about, the last day for lodging applications under the Hong Kong public offering.

The Joint Global Coordinators (on behalf of the underwriters) may, where they deem appropriate, based on the level of interest expressed by prospective investors during the book-building process in respect of the international offering, and with our consent, reduce the number of offer shares offered below as stated in this prospectus supplement at any time on or prior to the morning of the last day for lodging applications under the Hong Kong public offering. In such a case, we will, as soon as practicable following the decision to make such reduction, and in any event not later than the morning of the last day for lodging applications under the Hong Kong public offering, cause to be published in the South China Morning Post (in English) and the Hong Kong Economic Times (in Chinese) and on our website and the website of the Hong Kong Stock Exchange at www.yumchina.com and www.hkexnews.hk, respectively, notices of the reduction. Upon the issue of such a notice, the revised number of offer shares will be final. If the number of offer shares is reduced, applicants under the Hong Kong public offering will be entitled to withdraw their applications, unless positive confirmations from the applicants to proceed are received.

Sales in the United States

Some of the international underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United

States will be conducted by broker-dealers registered with the SEC. UBS AG Hong Kong Branch will offer shares of our common stock in the United States through its SEC-registered broker-dealer affiliate in the United States, UBS Securities LLC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC, and, to the extent that its conduct may be deemed to involve participation in offers or sales of ordinary shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. Certain of the other international underwriters are not broker-dealers registered with the SEC, and do not intend to and will not offer or sell any of shares of our common stock in the United States.

Compensation and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts include gross proceeds of the global offering that may be paid to the underwriters and are shown assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional 6,286,600 shares of our common stock. Total underwriting discounts and commissions to be paid to the underwriters represent approximately             % of the total gross proceeds of the global offering (assuming the over-allotment option is not exercised). This presentation assumes the public offering price in both the international offering and the Hong Kong public offering is HK$                .

Paid by Us	No Exercise	Full Exercise
Per share	HK$	HK$
Total	HK$	HK$

We have agreed to reimburse the underwriters for their legal counsel’s fees and disbursements related to the global offering.

The estimated offering expenses payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are approximately HK$             million (US$             million).

International Underwriters’ Over-allotment Option

In connection with the global offering, we have granted the international underwriters the right, exercisable by the Joint Global Coordinators on behalf of the international underwriters at any time until 30 days after the date of this prospectus supplement, to purchase or to procure purchasers to purchase up to an aggregate of 6,286,600 additional shares of our common stock, representing not more than 15% of the total number of shares of our common stock initially available under the global offering, at the international public offering price to cover over-allotments in the international offering, if any.

If the international underwriters’ option to purchase or to procure purchasers to purchase additional shares of our common stock is exercised in full, the additional shares to be issued pursuant thereto will represent approximately 1.5% of our total shares of common stock issued and outstanding immediately following the completion of the global offering (based on the number of shares of our common stock outstanding as of August 23, 2020).

Lock-Up Agreements

We have undertaken to the underwriters that for the period commencing on the price determination date and ending on, and including, the date that is 90 days after the date of this prospectus supplement, or such earlier date that the Joint Global Coordinators consent to in writing, and unless in compliance with the requirements of the Hong Kong Listing Rules, we will not, directly or indirectly, take any of the following actions: (i) offer, sell, contract to sell, issue, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or any securities convertible into or exchangeable or exercisable for or that represent the right to receive shares, (iii) enter into any transaction with the same economic effect as any transaction specified in (i) or (ii), or (iv) in this paragraph offer to or contract to or agree to or announce any intention to effect any transaction specified in Section (i) or (ii) of this paragraph (other than the offer shares, pursuant to the terms of the 2016 Plan and in connection with the exercise of the outstanding warrants, any capitalization issue, capital reduction or consolidation or sub-division of the shares, any repurchase of securities pursuant to any share repurchase programs existing on the date of this prospectus supplement, the filing of any registration statement on Form S-8 or successor form, or the facilitation of the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act).

Conditions of the Global Offering

Acceptance of all applications for offer shares is conditional on, among other things:

•

the listing committee of the Hong Kong Stock Exchange granting approval for the listing of, and permission to deal in, shares of our common stock in issue and to be issued pursuant to the global offering (including shares which may be issued pursuant to the exercise of the over-allotment option) and the shares of our common stock to be issued pursuant to our share incentive plans and outstanding warrants, and such approval not subsequently having been withdrawn or revoked prior to the date on which shares of our common stock is listed on the Hong Kong Stock Exchange;

•	the pricing of the offer shares having been agreed between the Joint Global Coordinators (for themselves and on behalf of the underwriters) and us;

•	the execution and delivery of the International Underwriting Agreement on or around the price determination date; and

•

the obligations of the Hong Kong underwriters under the Hong Kong Underwriting Agreement and the obligations of the international underwriters under the International Underwriting Agreement becoming and remaining unconditional and not having been terminated in accordance with the terms of the respective agreements, in each case on or before the dates and times specified in the respective underwriting agreements (unless and to the extent such conditions are validly waived on or before such dates and times) and, in any event, not later than the date which is 30 days from the date of this prospectus supplement.

If, for any reason, we do not agree on the pricing of the offer shares with the Joint Global Coordinators (for themselves and on behalf of the underwriters) on or before September 9, 2020, the global offering will not proceed and will lapse.

The consummation of each of the Hong Kong public offering and the international offering is conditional upon, among other things, the other offering becoming unconditional and not having been terminated in accordance with its terms.

Share certificates for the offer shares will only become valid at 8:00 a.m. in Hong Kong on September 10, 2020, provided that the global offering has become unconditional in all respects at or before that time.

Dealings Arrangements

Assuming that the Hong Kong public offering becomes unconditional at or before 8:00 a.m. in Hong Kong on September 10, 2020, it is expected that dealings in the shares of our common stock on the Hong Kong Stock Exchange will commence at 9:00 a.m. in Hong Kong on September 10, 2020. The shares of our common stock will be traded in board lots of 50 shares each and the stock code of the shares on the Hong Kong Stock Exchange will be “9987.”

Alternative Settlement Cycle

We expect that delivery of the offer shares will be made to investors on or about September     , 2020, which will be the                business day following the date of this prospectus supplement (such settlement being referred to as “T+                ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the offer shares who wish to trade the shares on the NYSE on the date of pricing or the next                business days will be required, by virtue of the fact that the notes will initially settle in T+                , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the offer shares who wish to trade the shares on the NYSE on the date of this prospectus supplement or the next                business days should consult their own advisors.

Indemnification

We have agreed to indemnify the several underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

Underwriters use stabilization in some markets to facilitate the distribution of securities. To stabilize, the underwriters may bid for, or purchase, the securities in the secondary market during a specified period of time, to retard and, if possible, prevent a decline in the initial public market price of the securities below the offer price. Such transactions may be effected in all jurisdictions where it is permissible to do so, in each case in compliance with all applicable laws and regulatory requirements, including those of Hong Kong. In Hong Kong, the price at which the stabilization is effected is not permitted to exceed the public offering price.

In connection with the global offering, the stabilizing manager (or any person acting for it), on behalf of the underwriters, may over-allocate or effect transactions with a view to stabilizing or supporting the market price of the shares of our common stock at a level higher than that which might otherwise prevail for a limited period after the listing date in the Hong Kong market. However, there is no obligation on the stabilizing manager (or any person acting for it) to conduct any such stabilizing action. Such stabilizing action, if taken, (i) will be conducted at the absolute discretion of the stabilizing manager (or any person acting for it) and in what the stabilizing manager reasonably regards as our best interest, (ii) may be discontinued at any time and (iii) is required to be brought to an end within 30 days after the date of the prospectus supplement.

Stabilization action permitted in Hong Kong pursuant to the Securities and Futures (Price Stabilizing) Rules of the Securities and Futures Ordinance includes (i) over-allocating for the purpose of preventing or minimizing any reduction in the market price of the shares of our common stock, (ii) selling or agreeing to sell shares of our common stock so as to establish a short position in them for the purpose of preventing or minimizing any reduction in the market price of the shares of our common stock, (iii) purchasing, or agreeing to purchase, shares of our common stock pursuant to the exercise of the option of the international underwriters to purchase additional shares of our common stock in order to close out any position established under clauses (i) or (ii) above, (iv) purchasing, or agreeing to purchase, any of the shares of our common stock for the sole purpose of preventing or minimizing any reduction in the market price of shares of our common stock, (v) selling or agreeing to sell any shares of our common stock in order to liquidate any position established as a result of those purchases and (vi) offering or attempting to do anything as described in clauses (ii), (iii), (iv) or (v) above.

Specifically, prospective applicants for and investors in the offer shares should note that:

•	the stabilizing manager (or any person acting for it) may, in connection with the stabilizing action, maintain a long position in shares of our common stock;

•	there is no certainty as to the extent to which and the time or period for which the stabilizing manager (or any person acting for it) will maintain such a long position;

•

liquidation of any such long position by the stabilizing manager (or any person acting for it) and selling in the open market may have an adverse impact on the market price of shares of our common stock;

•

no stabilizing action can be taken to support the price of shares of our common stock for longer than the stabilization period, which will begin on the date on which shares of our common stock is listed on the Hong Kong Stock Exchange, and is expected to expire on October 4, 2020, being the 30th day after the last day for lodging applications under the Hong Kong public offering. After this date, when no further stabilization action may be made, or before this date in the event stabilization activities are not undertaken or otherwise, demand for shares of our common stock, and therefore the price of the shares of our common stock, could fall;

•	the price of shares of our common stock are not assured to stay at or above the public offering price by the taking of any stabilizing action or otherwise; and

•

stabilizing bids or transactions effected in the course of the stabilizing action may be made at any price at or below the public offering price and can, therefore, be done at a price below the price paid by applicants for, or investors in, the offer shares.

We will ensure that an announcement in compliance with the Securities and Futures (Price Stabilizing) Rules of the Securities and Futures Ordinance will be made within seven days of the expiration of the stabilization period.

In connection with the global offering, the underwriters may also purchase and sell shares of our common stock in the open market in compliance with all applicable laws and regulations. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of our common stock for which the international underwriters’ over-allotment option may be exercised. The underwriters may cover any covered short position by either exercising their over-allotment option or by purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of our common stock pursuant to the option described above. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market.

The underwriters may also impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of shares of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities (which may start at any time in the U.S. market beginning on the price determination date) and may end any of these activities at any time. These transactions may be effected on the NYSE, on the Hong Kong Stock Exchange, in the over-the-counter market or otherwise.

Activities by Underwriters

Described below are a variety of activities that each of the underwriters of the global offering may individually undertake, and which do not form part of the underwriting or the stabilizing process.

The underwriters and their respective affiliates are diversified financial institutions with relationships in countries around the world. These entities engage in a wide range of commercial and investment banking, brokerage, funds management, trading, hedging, investing and other activities for their own account and for the account of others. In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments and/or persons and entities with relationships with us and may also include swaps and other financial instruments entered into for hedging purposes in connection with our loans and other debt.

In relation to shares of our common stock, the activities of the underwriters and their respective affiliates could include acting as agent for buyers and sellers of shares of our common stock, proprietary trading in shares of our common stock, and entering into over the counter or listed derivative transactions or listed or unlisted securities transactions (including issuing securities such as derivative warrants listed on a stock exchange) which have as their underlying assets, assets including shares of our common stock. Such transactions may be carried out as bilateral agreements or trades with selected counterparties. Those activities may require hedging activity by those entities involving, directly or indirectly, the buying and selling of shares of our common stock, which may have a negative impact on the trading price of shares of our common stock. All such activities could occur in Hong Kong and in the United States and elsewhere in the world and may result in the underwriters and their respective affiliates holding long and/or short positions in shares of our common stock, in baskets of securities or indices including shares of our common stock, in units of funds that may purchase shares of our common stock, or in derivatives related to any of the foregoing.

In relation to issues by underwriters or their respective affiliates of any listed securities having shares of our common stock as their underlying securities, whether on the Hong Kong Stock Exchange or on any other stock exchange, the rules of the stock exchange may require the issuer of those securities (or one of its affiliates or agents) to act as a market maker or liquidity provider in the security, and this will also result in hedging activity in shares of our common stock in most cases.

All such activities may occur both during and after the end of the stabilizing period described under “— Stabilization” above. Such activities may affect the market price or value of shares of our common stock, the liquidity or trading volume in shares of our common stock and the volatility of the price of shares of our common stock, and the extent to which this occurs from day to day cannot be estimated.

It should be noted that when engaging in any of these activities, the underwriters are subject to certain restrictions, including the following:

•

the underwriters (other than the stabilizing manager or any person acting for it) must not, in connection with the distribution of the offer shares, effect any transactions (including issuing or entering into any option or other derivative transactions relating to the offer shares), whether in the open market or otherwise, with a view to stabilizing or maintaining the market price of any of the shares of our common stock at levels other than those which might otherwise prevail in the open market; and

•

the underwriters must comply with all applicable laws and regulations, including the market misconduct provisions of the Securities and Futures Ordinance, including the provisions prohibiting insider dealing, false trading, price rigging and stock market manipulation.

Certain of the underwriters or their respective affiliates have provided from time to time, and expect to provide in the future, investment banking and other services to us and certain of our affiliates for which such underwriters or their respective affiliates have received or will receive customary fees and commissions.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the global offering. This prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the global offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares (i) contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person; and (ii) do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information herein is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The offer of the shares under the international offering is private and is not intended for the public. This prospectus supplement and the accompanying prospectus has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, explicit or implicit is prohibited.

British Virgin Islands

The shares are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands. This prospectus supplement and the accompanying prospectus have not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus

(including any related document or amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the global offering.

Cayman Islands

The shares may not be offered or sold, directly or indirectly, to the public or to any member of the public in the Cayman Islands.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the Global Offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any shares at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Joint Global Coordinators; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the Joint Global Coordinators have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

In addition to what is provided for under the heading “European Economic Area and United Kingdom”, this prospectus supplement and the accompanying prospectus may not be distributed or circulated to any person in the United Kingdom other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons. Other persons should not act on this prospectus supplement, the accompanying prospectus or any of their contents. In addition:

(a)

an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the “FSMA”) in connection with the issue or sale of the shares, has only been and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the us; and

(b)	all applicable provisions of the FSMA with respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom have been and will be complied with.

France

This prospectus supplement and the accompanying prospectus have not been prepared in the context of a public offering of securities in France within the meaning of Article L.411-1 of the French Code monétaire et financier and has therefore not been submitted to the Autorité des marches financiers, or the AMF, for clearance or otherwise.

Accordingly, the shares have not been and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement nor any other offering material relating to the global offering has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), provided that such investors are acting for their own account, and/or to persons providing portfolio management financial services (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), all as defined and in accordance with Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier).

The shares may only be offered or sold, directly or indirectly, to the public in the Republic of France in accordance with applicable laws relating to public offerings (which are in particular set forth in Article L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier).

Germany

This prospectus supplement and the accompanying prospectus are not being distributed in the context of, and do not constitute, a public offer of securities in Germany within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz) which implemented the Prospectus Directive 2003/71/EC, and they have not been and will not be filed with, approved by or notified to the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). As a result, this prospectus supplement, copies thereof or any other documents relating to the global offering or the shares may not be distributed, and the shares may not be offered or sold in Germany other than to certain qualified investors or in transactions which are otherwise exempt from the prospectus requirement of the German Securities Prospectus Act (Wertpapierprospektgesetz).

Hong Kong

The international offer shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning thereof, and no advertisement, invitation or document relating to the international offer shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to the international offer shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning ascribed to it in the Securities and Futures Ordinance and any rules made thereunder.

Italy

This prospectus supplement and the accompanying prospectus have not been and will not be filed with or cleared by the Italian securities exchange commission (Commissione Nazionale per le società e la Borsa, or the CONSOB) pursuant to Legislative Decree No. 58 of February 24, 1998, as amended, or the Finance Law, and to CONSOB Regulation No. 11971 of May 14, 1999, as amended, (the “Issuers Regulation”). Accordingly, copies of this prospectus supplement or any other document relating to the shares may not be distributed, made available or advertised in Italy, nor may the shares be offered, purchased, sold, promoted, advertised or delivered, directly or indirectly, to the public other than (i) to Professional Investors (as defined pursuant to article 31(2) of CONSOB Regulation No. 11522 of July 1, 1998, as amended (the “Intermediaries Regulation”) pursuant to article 100 of the Finance Law; (ii) to prospective investors where the offer of the shares relies on the exemption from the investment solicitation rules pursuant to, and in compliance with the conditions set out by article 100 of the Finance Law and article 33 of the Issuers Regulation, or by any applicable exemption; provided that any such offer, sale, promotion, advertising or delivery of the shares or distribution of the prospectus supplement and the accompanying prospectus, or any part thereof, or of any other document or material relating to the shares in Italy is made: (a) by investment firms, banks or financial intermediaries authorized to carry out such activities in the Republic of Italy in accordance with the Finance Law, the Issuers Regulation, Legislative Decree No. 385 of September 1, 1993, as amended, the Intermediaries Regulation, and any other applicable laws and regulations; and (b) in compliance with any applicable notification requirement or duty which may, from time to time, be imposed by CONSOB, Bank of Italy or by any other competent authority.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”), has been made or will be made with respect to the solicitation of the application for the acquisition of the shares.

Accordingly, the shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Any offeree in Japan shall acknowledge and agree that it does not need any explanation of important matters under the Financial Instruments Sales Act of Japan (Law No. 101 of 2000, as amended).

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares. The shares may only be transferred to QIIs and such assignment shall be made with the condition of entry to an agreement setting forth such transfer restriction.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL) . Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares. The shares may only be transferred en bloc without subdivision to a single investor.

Kingdom of Saudi Arabia

This prospectus supplement and the accompanying prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority of the Kingdom of Saudi Arabia (the “Capital Market Authority”).

The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement and the accompanying prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement or the accompanying prospectus.

Prospective purchasers of the shares under the international offering offered hereby should conduct their own due diligence on the accuracy of the information relating thereto. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds”, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus supplement are required by us and the underwriters to keep such prospectus supplement confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the shares.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”), for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement and the accompanying prospectus do not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any shares requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus supplement will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Qatar

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the State of Qatar including the rules and regulations of Qatar Financial Centre Authority (“QFCA”) or the Qatar Financial Centre Regulatory Authority (“QFCRA”). The shares have not been and will not be listed on the Qatar Exchange and are not subject to the rules and regulations of the DSM Internal Regulations applying to the Qatar Exchange, the Qatar Financial Markets Authority (“QFMA”), the Qatar Central Bank (“QCB”), the QFCA or the QFCRA, or any laws of the State of Qatar.

This prospectus supplement and the accompanying prospectus have not been and will not be:

(i)	lodged or registered with, or reviewed or approved by the QFCA, the QFCRA, the QCB or the QFMA; or

(ii)

authorized or licensed for distribution in the State of Qatar, and the information contained in this prospectus supplement or the accompanying prospectus does not, and is not intended to, constitute a public or general offer or other invitation in respect of shares or other securities in the State of Qatar or the QFC.

The offer of the shares and interests therein do not constitute a public offer of securities in the State of Qatar under the Commercial Companies Law No. (5) of 2002 (as amended) or otherwise under any laws of the State of Qatar, including the rules and regulations of the QFCA or QFCRA.

The shares are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such shares. No transaction will be concluded in the jurisdiction of the State of Qatar (including the jurisdiction of the Qatar Financial Centre). We are not regulated by the QCB, QFMA, QFC Authority, QFC Regulatory Authority or any other government authority in State of Qatar. We do not, by virtue of this prospectus supplement, conduct any business in the State of Qatar. Our company is an entity regulated under laws outside the State of Qatar.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) as a prospectus with the Monetary Authority of Singapore and the offer of the shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than

(i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

It is a condition of the offer that where the shares are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is:

(i)

a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)

to an Institutional Investor, an Accredited Investor or other Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

In addition, investors in Singapore should note that the shares acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their shares.

South Korea

The shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in South Korea under the Financial Investment Services and Capital Markets Act (the “FSCMA”), and none of the shares may be offered, sold or delivered, or offered or sold to any person for re-offering or resale, directly or indirectly in South Korea or to any resident of South Korea except pursuant to applicable laws and regulations of South Korea, including the FSCMA and the Foreign Exchange Transaction Law (the “FETL”) and the decrees and regulations thereunder. Furthermore, the shares may not be resold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including, but not limited to, governmental approval requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the shares.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange Ltd. (“SIX”) or any other stock exchange or other regulated trading facility in Switzerland. This prospectus supplement and accompanying prospectus have been prepared without regard to the disclosure standards for issuance of prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or disclosure standards for listing prospectuses under Article 27 et seqq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, nor the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering thereof may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, nor the accompanying prospectus nor any other offering or marketing material relating to the global offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Thailand

The shares have not been and will not be offered or sold in Thailand or to any resident of Thailand except in compliance with Clause 24 of the Thai Capital Market Supervisory Board’s Notification No. TorJor. 28/2551 dated December 15, 2008, as amended, and other applicable regulations of the Thai Securities and Exchange Commission and Capital Market Supervisory Board.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

United Arab Emirates

The global offering has not been approved or licensed by the UAE Central Bank or any other relevant licensing authority in the United Arab Emirates (including the Dubai International Financial Centre), and does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. Accordingly, the shares may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

The shares may be offered, and this offering circular may be issued, only to a limited number of investors in the United Arab Emirates (including the Dubai International Financial Centre) who qualify as sophisticated investors under the relevant laws of the United Arab Emirates (and the Dubai International Financial Centre). The shares will not be offered, sold, transferred or delivered to the public in the United Arab Emirates (including the Dubai International Financial Centre).

TAXATION

The following is a general summary of certain PRC and United States federal income tax consequences relevant to an investment in our shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our shares.

People’s Republic of China Taxation

We are a Delaware-incorporated holding company and conduct all of our business through our operating subsidiaries. The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable PRC Enterprise Income Tax Law, or the EIT Law, and its implementation rules, both of which became effective on January 1, 2008 and were most recently amended on December 29, 2018 and April 23, 2019, respectively.

Under the EIT Law and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in the same manner as a Chinese enterprise for enterprise income tax purposes.

A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. Furthermore, under the EIT Law, if we are a China resident enterprise (i) dividends paid by us to our non-Chinese stockholders would be subject to a 10% dividend withholding tax or a 20% individual income tax if the stockholder is an individual and (ii) such non-Chinese stockholders may become subject to Chinese tax and filing obligations as well as withholding with respect to any disposition of our shares, subject to certain treaty or other exemptions or reductions.

Yum China and each subsidiary of Yum China that is organized outside China intends to conduct its management functions in a manner that does not cause it to be a China resident enterprise, including by carrying on its day-to-day management activities and maintaining its key records, such as resolutions of its board of directors and resolutions of stockholders, outside of China. As such, we do not believe that Yum China or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law. However, given the uncertainty regarding the application of the EIT Law to us and our future operations, there can be no assurance that we or any of our non-China subsidiaries will not be treated as a China resident enterprise now or in the future for PRC tax law purposes.

In February 2015, the Chinese State Taxation Administration (“SAT”) issued Bulletin 7, pursuant to which an “indirect transfer” of Chinese taxable assets, including equity interests in a Chinese resident enterprise, by a non-resident enterprise may be re-characterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor avoids payment of Chinese enterprise income tax. Where a non-resident enterprise conducts an “indirect transfer” of Chinese interests by disposing of equity interests in an offshore holding company that directly or indirectly owns Chinese interests, the transferor, transferee and/or the China resident enterprise may report such indirect transfer to the relevant

Chinese tax authority, which may in turn report upward to the STA. Using general anti-tax avoidance provisions, the STA may treat such indirect transfer as a direct transfer of Chinese interests if the transfer avoids Chinese tax by way of an arrangement without reasonable commercial purpose. As a result, gains derived from such indirect transfer may be subject to Chinese enterprise income tax, and the transferee or other person who is obligated to pay for the transfer would be obligated to withhold the applicable taxes, currently at a rate of up to 10% of the capital gain in the case of an indirect transfer of equity interests in a China resident enterprise. Both the transferor and the party obligated to withhold the applicable taxes may be subject to penalties under Chinese tax laws if the transferor fails to pay the taxes and the party obligated to withhold the applicable taxes fails to withhold the taxes. However, the above regulations do not apply if either (i) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the “listed enterprise exception”); or (ii) the selling non-resident enterprise would have been exempted from enterprise income tax in China pursuant to applicable tax treaties or tax arrangements, if it had directly held and transferred such Chinese interests that were indirectly transferred. The China indirect transfer rules do not apply to gains recognized by individual stockholders. However, in practice, there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect. In addition, the PRC Individual Income Tax Law and relevant regulations (“IITL”), revised effective January 1, 2019, impose general anti-avoidance tax rules (“GAAR”) on transactions conducted by individuals. As a result, if the China tax authority invokes the GAAR and deems that indirect transfers made by individual stockholders lack reasonable commercial purposes, any gains recognized on such transfers might be subject to individual income tax in China at the standard rate of 20%.

It is unclear whether stockholders that acquired our shares through the global offering will be treated as acquiring such shares in an open market purchase. If such shares are not treated as acquired in an open market purchase, the listed transaction exception will not be available for transfers of such shares. We expect that transfers in open market transactions of our shares by corporate or other non-individual stockholders that have purchased our shares in open market transactions will not be taxable under the China indirect transfer rules due to the listed enterprise exception. Transfers, whether in the open market or otherwise, of our shares by corporate and other non-individual stockholders that acquired our shares in the global offering may be taxable under the China indirect transfer rules and our China subsidiaries may have filing obligations in respect of such transfers, upon the request of relevant Chinese tax authorities. Transfers of our shares in non-open market transactions by corporate and other non-individual stockholders may be taxable under the China indirect transfer rules, whether or not such shares were acquired in open market transactions, and our China subsidiaries may have filing obligations in respect of such transfers upon the request of relevant Chinese tax authorities. Corporate and other non-individual stockholders may be exempt from taxation under the China indirect transfer rules with respect to transfers of our shares if they are tax resident in a country or region that has a tax treaty or arrangement with China that provides for a capital gains tax exemption and they qualify for that exemption.

Hong Kong Taxation

In connection with the Hong Kong public offering, we will establish a branch register of stockholders in Hong Kong, or the Hong Kong share register. Dealings in our shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

Material United States Federal and Estate Income Tax Considerations

The following discussion summarizes the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of the shares purchased in this offering. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences described in this prospectus.

There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income or estate tax consequences of the purchase, ownership or disposition of the shares.

This discussion is for general information only and is not tax advice. All prospective holders of the shares should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the shares.

As used in this discussion, a “U.S. holder” means a beneficial owner of the shares that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of the shares (other than a partnership) that is not a U.S. holder.

This discussion assumes that a prospective holder will hold the shares as a capital asset within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular holder in light of that holder’s individual circumstances. In addition, this discussion does not address any aspect of the U.S. federal alternative minimum tax, the Medicare contribution tax, U.S. state or local or non-U.S. taxes, or the special tax rules applicable to particular holders, such as insurance companies and financial institutions; tax-exempt organizations; pension plans; controlled foreign corporations; passive foreign investment companies; brokers and dealers in securities; U.S. holders whose functional currency is not the U.S. dollar; persons that hold the shares as part of a straddle, conversion transaction, or other integrated investment; and former citizens or residents of the United States subject to tax as expatriates.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is an owner of the shares, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any owner of the shares that is a partnership and partners in that partnership to consult their tax advisors regarding the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the shares.

Stockholder Registers

Holders may hold shares registered on the principal segment of our register of stockholders in the United States (such shares, “U.S. registered shares,” and such register, the “U.S. register”), which will be maintained by our principal share registrar, Computershare US. Alternatively, holders may hold shares registered on the Hong Kong register (such shares. “Hong Kong registered shares”), which will be maintained by our Hong Kong share registrar, Computershare HK. Hong Kong registered shares include shares held through the services of the CCASS. As discussed under the heading “Repositioning of Shares Listed on the NYSE and the Hong Kong Stock Exchange,” holders of Hong Kong registered shares will be able to reposition these shares to the U.S. register, and vice versa. Any such repositioning will not be a taxable event for U.S. federal income tax purposes.

U.S. Holders

Distributions on the Shares

Any distribution on the shares paid to U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The entire gross amount of any such dividend will constitute ordinary income for U.S. federal income tax purposes (notwithstanding that such dividend may be paid net of any PRC withholding taxes, as described above under “— People’s Republic of China Taxation”). If the distribution is made in Hong Kong dollars, the amount of the distribution includible in gross income of a U.S. holder will be the U.S. dollar value of the distribution calculated by reference to the spot rate in effect on the date the distribution is actually or constructively received by a U.S. holder. Foreign currency gain or loss, if any, recognised by the U.S. holder on a subsequent conversion or other disposition of Hong Kong dollars generally will be U.S. source ordinary income or loss.

Gross distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the U.S. holder’s adjusted tax basis in the shares, and will be applied against and reduce the U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Disposition of the Shares.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

As discussed above, in the event that we were deemed to be a PRC resident enterprise under the EIT Law, a U.S. holder might be subject to PRC withholding taxes on dividends paid with respect to the shares. See “— People’s Republic of China Taxation.” In that case, subject to certain conditions and limitations, PRC withholding taxes on dividends would be treated as foreign taxes eligible for credit against such U.S. holder’s U.S. federal income tax liability. If a U.S. holder is eligible for the benefits of the U.S.-China tax treaty, such U.S. holder may elect to treat such gain as PRC-source gain. If a U.S. holder is not eligible for the benefits of the U.S.-China tax treaty or the U.S. holder fails to make the election to treat any gain as PRC-source, then such U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on dividends paid with respect to the shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. In addition, in certain circumstances, if a U.S. holder has held the shares for less than a specified minimum period during which such U.S. holder is not protected from risk of loss, or is obligated to make payments related to the dividends, such U.S. holder will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the shares. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

U.S. holders holding Hong Kong registered shares should be aware that, because there will not be a mechanism available through the CCASS trading, settlement and security transferring facilities in Hong Kong for such U.S. holders to provide to the applicable withholding agent the certifications required by applicable U.S. Treasury regulations to avoid withholding on dividends, such U.S. holders may be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid. In addition, for the same reason, it is not certain that such U.S. holders will be able to obtain the documentation required to make or substantiate a claim with the IRS for a refund or credit of U.S. federal income tax withheld from such dividends. Holders may request from their brokers or custodians documentation showing the amount of dividends received and the amounts of U.S. withholding tax applied with respect to those dividends in order to substantiate their own tax refund or credit, although there is no guarantee that such documentation will be provided or that such refund or credit claim will be successful. No additional amounts will be paid to such U.S. holders in respect of U.S. withholding tax. Accordingly, U.S. holders holding Hong Kong registered shares should consider repositioning these shares to the U.S. register as described under “Repositioning of Shares Listed on the NYSE and the Hong Kong Stock Exchange” prior to the payment of a dividend.

Gain On Sale, Exchange or Other Disposition of the Shares

Upon a sale, exchange, or other taxable disposition of the shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares (any such gains calculated on a gross basis notwithstanding the imposition of any PRC withholding taxes, as described above under “People’s Republic of China Taxation”). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares so disposed of exceeds one year. The ability to deduct capital losses is subject to limitations.

Non-U.S. Holders

Distributions on the Shares

The gross amount of any distribution on the shares (notwithstanding that such distribution may be paid net of any PRC withholding taxes, as described above under “People’s Republic of China Taxation”) paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Gross distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares, and will be applied against and reduce the non-U.S. holder’s adjusted tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Disposition of the Shares.”

In the case of the U.S. registered shares, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid. This 30% withholding tax rate may be subject to reduction or elimination pursuant to an applicable income tax treaty, provided the non-U.S. holder provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). No additional amounts will be paid to non-U.S. holders in respect of U.S. withholding tax.

The withholding tax does not apply to dividends paid to a non-U.S. holder of U.S. registered shares that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

In the case of Hong Kong registered shares, the 30% withholding tax will apply to all non-U.S. holders, including non-U.S. holders for whom the dividends constitute income “effectively connected” with a U.S. trade or business and to non-U.S. holders otherwise eligible for a reduced rate of U.S. withholding tax on such dividends under the provisions of an applicable income tax treaty in effect between the United States and another country. This is because there will not be a mechanism available through the trading, settlement and security transferring facilities in Hong Kong for such non-U.S. holders to provide to the applicable withholding agent the certifications required by applicable U.S. Treasury regulations to avoid withholding on effectively connected income or to receive the benefit of the lower applicable income tax treaty withholding tax rate with respect to U.S. source dividends. In addition, for the same reason, it is not certain whether such non-U.S. holders will be able to obtain documentation required to make or substantiate a claim with the IRS for a refund or credit of U.S. federal income tax withheld from such dividends. Non-U.S. holders may request from their brokers or custodians documentation showing the amount of dividends received and the amounts of U.S. withholding tax applied with respect to those dividends in order to substantiate their own tax refund or credit, although there is no guarantee that such documentation will be provided or that such refund or credit claim will be successful. Accordingly, such non-U.S. holders holding Hong Kong registered shares should consider repositioning these shares to the U.S. register as described under “Repositioning of Shares Listed on the NYSE and the Hong Kong Stock Exchange” prior to the payment of a dividend. Also, non-U.S. holders should be aware that the United States has not entered into an income tax treaty with Hong Kong and certain other countries. No additional amounts will be paid to non-U.S. holders in respect of U.S. withholding tax.

Prospective investors are urged to consult their own tax advisors regarding the application to them of the rules governing the withholding of U.S. federal income tax, and the rules governing the making of a claim with the IRS for a refund or credit of any excess amounts of U.S. federal income tax withheld from such dividends paid to them.

Gain On Sale, Exchange or Other Disposition of the Shares

A non-U.S. holder will generally not be subject to any U.S. federal income tax or withholding on any gain realized from the non-U.S. holder’s sale, exchange or other disposition of the shares unless:

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the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder), in which case the gain will be taxed on a net-income basis, generally in the same manner as if the non-U.S. holder were a U.S. person, and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in “— Distributions on the Shares” may also apply;

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

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we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “United States real property holding corporation” (“USRPHC”) under Section 897 of the Code.

Generally, we will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. Even if we become a USRPHC, however, as long as the shares are regularly traded on an established securities market, the shares will be treated as a United States real property interest only if a non-U.S. holder actually or constructively holds more than five percent of the shares at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition and the non-U.S. holder’s holding period.

U.S. Federal Estate Tax

An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers, of an interest in the shares will be required to include the value of the shares in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate or other tax treaty provides otherwise.

FATCA

In addition to the withholding described above, legislation enacted in 2010, known as FATCA, imposes a 30% withholding tax on dividend payments made by a U.S. person to a foreign financial institution or non-financial foreign entity (including, in some cases, when a foreign financial institution or nonfinancial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into (or is deemed to have entered into) an agreement with the U.S. Treasury Department to withhold on certain payments, and to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. No additional amounts will be paid to non-U.S. holders in respect of FATCA withholding tax.

Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA to them in connection with the purchase, ownership and disposition of the shares.

Information Reporting

U.S. Treasury regulations require the applicable withholding agent to report annually to the IRS and to each holder the amount of distributions paid to such holder and the amount of tax withheld, if any. As described above under “U.S. Holders — Distributions on the Shares,” however, holders of Hong Kong registered shares may not be able to obtain this information from their brokers. Copies of the information returns filed with the IRS to report the distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

LEGAL MATTERS

We are being represented by Sidley Austin LLP with respect to certain legal matters of United States federal securities law, Delaware and New York state law and Hong Kong law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of United States federal securities law and New York state law, and Freshfields Bruckhaus Deringer LLP with respect to certain legal matters as to Hong Kong law. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Commerce & Finance Law Offices.

EXPERTS

The consolidated financial statements of Yum China Holdings, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for leases in 2019.

The consolidated financial statements of Yum China Holdings, Inc. as of June 30, 2020 and December 31, 2019, and for six months ended June 30, 2020, have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the June 30, 2020 financial statements states that the accompanying consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2019, and the related notes, were not audited by KPMG Huazhen LLP and, accordingly, KPMG Huazhen LLP does not express an opinion on them.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement. These documents contain important information about us, our business and our finances. The following documents filed with the SEC are incorporated by reference into this prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not “filed” in accordance with SEC rules:

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our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020 (including the information incorporated by reference into Part III of our Annual Report on Form 10-K by reference to our definitive proxy statement on Schedule 14A filed with the SEC on March 27, 2020);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 6, 2020, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 7, 2020, May 11, 2020, July 20, 2020, July 29, 2020 (Item 5.02 only) and August 28, 2020;

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the description of our common stock contained in our Information Statement, filed as Exhibit 99.1 to our Registration Statement on Form 10 (File No. 001-37762), filed with the SEC on October 6, 2016, including any amendment or report filed for the purpose of updating such description; and

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all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the global offering (other than any information deemed to have been “furnished” and not “filed” in accordance with SEC rules, including information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement.

If you request, either orally or in writing, we will provide you with copies of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or by telephone to (469) 980-2898. The documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus supplement, and you should not consider such information to be part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus supplement, and you should not consider such information to be part of this prospectus supplement. Information may also be obtained from us at Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, telephone (469) 980-2898.

PROSPECTUS

Yum China Holdings, Inc.

COMMON STOCK

We may from time to time, in one or more offerings, offer and sell shares of our common stock.

In addition, from time to time, the selling stockholders (if any) to be named in a prospectus supplement may offer and sell shares of our common stock held by them in one or more offerings. We will not receive any proceeds from the sale of shares of our common stock by any selling stockholders, but we may bear a portion of the expenses of the offering of such common stock.

We will provide the specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and the other information to which we refer you before you purchase any shares of our common stock offered hereby.

Shares of our common stock may be offered and sold in amounts, at prices, and on terms determined at the time of offering, to or through underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of shares of our common stock and their compensation will be described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “YUMC.”

Investing in our common stock involves certain risks. You should carefully consider the matters described under the caption “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we or one or more selling stockholders may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. Information about the selling stockholders (if any) will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference herein.

This prospectus provides you with a general description of the common stock that we or one or more selling stockholders may offer. Each time our common stock is offered, a supplement to this prospectus will be provided that contains information about the specific terms of that offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement and the other information to which we refer you. Neither we nor any selling stockholder have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to “Yum China,” the “Company,” “we,” “us” and “our” refer to Yum China Holdings, Inc., a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references to “China” mean the “People’s Republic of China” or “mainland China,” excluding Taiwan and the special administrative regions of Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China. “System sales” means the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants, except for sales from non-Company-owned restaurants, for which we do not receive a sales-based royalty.

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FORWARD-LOOKING STATEMENTS

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “continue,” “ongoing” or other similar terminology. Forward-looking statements are based on our expectations, estimates, assumptions or projections concerning future results or events as of the date such statement is made. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results and events to differ materially from those indicated by those statements. We cannot assure you that any of our assumptions are correct or any of our expectations, estimates or projections will be achieved. Numerous factors could cause our actual results to differ materially from those expressed or implied by forward-looking statements, including, without limitation, the following:

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Risks related to our business and industry, such as (a) food safety and food-borne illness concerns, (b) significant failure to maintain effective quality assurance systems for our restaurants, (c) significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering, (d) health concerns arising from outbreaks of viruses or other illnesses, including the COVID-19 pandemic, (e) the fact that the operation of our restaurants is subject to the terms of the master license agreement with our former parent company, YUM! Brands, Inc. (“YUM”), (f) the fact that our success is tied to the success of YUM’s brand strength, marketing campaigns and product innovation, (g) shortages or interruptions in the availability and delivery of food products and other supplies, (h) fluctuation of raw materials prices, (i) our inability to attain our target development goals, the potential cannibalization of existing sales by aggressive development and the possibility that new restaurants will not be profitable, (j) risks associated with leasing real estate, (k) inability to obtain desirable restaurant locations on commercially reasonable terms, (l) labor shortages or increases in labor costs, (m) the fact that our success depends substantially on our corporate reputation and on the value and perception of our brands, (n) the occurrence of security breaches and cyber-attacks, (o) failure to protect the integrity and security of our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf, (p) failures or interruptions of service or security breaches in our information technology systems, (q) the fact that our business depends on the performance of, and our long-term relationships with, third-party mobile payment processors, internet infrastructure operators, internet service providers and delivery aggregators, (r) failure to provide timely and reliable delivery services by our restaurants, (s) the fact that our growth strategy with respect to COFFii & JOY may not be successful, (t) challenges and risks related to our e-commerce business, (u) the anticipated benefits of the acquisition of DAOJIA.com.cn (“Daojia”) and Huang Ji Huang may not be realized in a timely manner or at all, (v) the Chinese government may determine that the VIE structure of Daojia does not comply with Chinese laws on foreign investment in restricted industries, (w) our inability or failure to recognize, respond to and effectively manage the impact of social media, (x) litigation and failure to comply with anti-bribery or anti-corruption laws, (y) U.S. federal income taxes, changes in tax rates, disagreements with tax authorities and imposition of new taxes, (z) changes in consumer discretionary spending and general economic conditions, (aa) the fact that the restaurant industry in which we

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operate is highly competitive, (bb) loss or failure to obtain or renew any or all of the approvals, licenses and permits to operate our business, (cc) our inability to adequately protect the intellectual property we own or have the right to use, (dd) our licensor’s failure to protect its intellectual property, (ee) seasonality and certain major events in China, (ff) our failure to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, customers or other third parties, (gg) changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters, (hh) failure of our insurance policies to provide adequate coverage for claims associated with our business operations, (ii) unforeseeable business interruptions, (jj) failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting in accordance with the rules of the SEC, (kk) the fact that our success depends on the continuing efforts of our key management and experienced and capable personnel as well as our ability to recruit new talent, (ll) the fact that our investment in technology and innovation may not generate the expected level of returns, (mm) fair value changes for our investment in equity securities and short-term investments may adversely affect our financial condition and results of operations, (nn) the fact that our operating results may be adversely affected by our investment in unconsolidated affiliates and (oo) the fact that our strategic investments or acquisitions may be unsuccessful;

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Risks related to doing business in China, such as (a) changes in Chinese political policies and economic and social policies or conditions, (b) uncertainties with respect to the interpretation and enforcement of Chinese laws, rules and regulations, (c) changes in political, business, economic and trade relations between the United States and China, including the imposition of new or higher taxes on goods imported from the United States, (d) fluctuation in the value of the Chinese Renminbi, (e) limitations on our ability to utilize our cash balances effectively due to governmental control of currency conversion and payments of foreign currency and the Renminbi out of mainland China, (f) changes in laws and regulations of China or non- compliance with applicable laws and regulations, (g) reliance on dividends and other distributions on equity paid by our principal subsidiaries in China to fund offshore cash requirements, (h) potential unfavorable tax consequences resulting from our classification as a China resident enterprise for Chinese enterprise income tax purposes, (i) uncertainty regarding indirect transfers of equity interests in China resident enterprises and enhanced scrutiny by Chinese tax authorities, (j) difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, (k) inability to use properties due to defects caused by non-registration of lease agreements related to certain properties, (l) risk in relation to unexpected land acquisitions, building closures or demolitions, (m) potential fines and other legal or administrative sanctions for failure to comply with Chinese regulations regarding our employee equity incentive plans and various employee benefit plans, (n) our audit reports are prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board and, as such, our stockholders are deprived of the benefits of such inspection, (o) proceedings instituted by the SEC against certain China-based accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act, (p) restrictions on our ability to make loans or additional capital contributions to our Chinese subsidiaries due to Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency

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conversion and (q) difficulties in pursuing growth through acquisitions due to regulations regarding acquisitions;

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Risks related to the separation and related transactions, such as (a) incurring significant tax liabilities if the distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes and the Company could be required to indemnify YUM for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement, (b) being obligated to indemnify YUM for material taxes and related amounts pursuant to indemnification obligations under the tax matters agreement if YUM is subject to Chinese indirect transfer tax with respect to the distribution, (c) potential indemnification liabilities owing to YUM pursuant to the separation and distribution agreement and there being no assurance that the indemnity provided by YUM with respect to certain liabilities in connection with the separation will be sufficient to insure us against the full amount of such liabilities, (d) the possibility that a court would require that we assume responsibility for obligations allocated to YUM under the separation and distribution agreement and (e) potential liabilities due to fraudulent transfer considerations.

In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the SEC (including the information set forth under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC) for additional information regarding factors that could affect our financial and other results. You should not place undue reliance on forward-looking statements, which speak only as of the date they were made. We are not undertaking to update any of these statements, except as required by law.

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OUR COMPANY

Company Overview

Yum China Holdings, Inc. is the largest restaurant company in China in terms of 2019 System sales. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza. We separated from YUM on October 31, 2016, becoming an independent, publicly traded company under the ticker symbol “YUMC” on the NYSE on November 1, 2016. In connection with the separation of our Company from YUM, we entered into a 50-year master license agreement, pursuant to which we were granted the exclusive right to operate and sub-license the KFC, Pizza Hut and, subject to achieving certain agreed-upon milestones, Taco Bell brands in China, excluding Hong Kong, Taiwan and Macau. In exchange, we pay a license fee to YUM of 3% of the net System sales from both our Company-owned and franchised restaurants. The master license agreement can be automatically renewed for additional consecutive renewal terms of 50 years each, subject only to us being in “good standing” and unless we give notice of our intent not to renew. We own the intellectual property of the Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning concepts outright.

Corporate Information

Yum China Holdings, Inc. was incorporated in Delaware on April 1, 2016. The Company’s U.S. office is located at 7100 Corporate Drive, Plano, Texas, 75024, which carries on the key book-keeping, record-keeping and day-to-day management functions of the holding company. The Company’s operational headquarters is located at Yum China Building, 20 Tian Yao Qiao Road, Shanghai, 200030, People’s Republic of China, where its senior management team is based. Our telephone number is (469) 980-2898.

The Company maintains an internet website at www.yumchina.com. The Company’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations. If any of these risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you could lose all or a part of the money you invested in our common stock.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any shares of common stock offered by us for general corporate purposes.

We will not receive any proceeds from the sale of shares of our common stock by any selling stockholders, but we may bear a portion of the expenses of the offering of such common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock contained in our Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of the Delaware General Corporation Law (the “DGCL”)) for complete information on the Company’s capital stock.

General

Our authorized capital stock consists of 1,100,000,000 shares, of which 1,000,000,000 are shares of common stock, par value $0.01 per share, and 100,000,000 are shares of preferred stock, par value $0.01 per share. As of August 23, 2020, 377,195,679 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Voting. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights.

Dividends. Subject to any preferential rights of any outstanding preferred stock and the effect of applicable abandoned property, escheat or similar laws, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors (the “Board”) out of funds legally available for that purpose.

Liquidation, Dissolution or Winding Up. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to a ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Charter, our Board is authorized, subject to limitations prescribed by the DGCL, to issue up to 100,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our Board has the discretion, subject to limitations prescribed by the DGCL and by our Charter, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and Bylaws

Provisions of DGCL, our Charter and Bylaws could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless: (a) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (c) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Size of Board and Vacancies. Our Charter provides that the number of directors on our Board will be not less than three nor more than 15 and that the exact number of directors will be fixed by resolution of a majority of our entire Board (assuming no vacancies). Any vacancies created on our Board resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of our Board then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our Board will be appointed for a term expiring at the next election of directors and until his or her successor has been elected and qualified.

Special Meetings. Our Charter provides that only our Board (or the chairman of our Board, our chief executive officer or our secretary with the concurrence of a majority of our Board) may call special meetings of our stockholders.

Stockholder Action by Written Consent. Our Charter expressly eliminates the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors (other than nominations made by or at the direction of our Board or a committee of our Board) to be presented at a meeting but not included in our proxy statement.

Proxy Access. Our Bylaws also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances.

No Cumulative Voting. The DGCL provides that stockholders do not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Undesignated Preferred Stock. The authority that our Board possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. Our Charter includes such an exculpation provision.

Our Charter includes provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Charter also provides that the Company must, subject to certain conditions, advance reasonable expenses to its directors and officers. The Charter expressly authorizes the Company to carry directors’ and officers’ insurance to protect the Company and its directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions contained in our Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The provisions do not alter the liability of directors under the U.S. federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

Our Charter provides that, unless our Board otherwise determines, a state court of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the Charter or Bylaws, or any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. However, if such court dismisses any such action for lack of subject matter jurisdiction, the action may be brought in the U.S. federal court for the District of Delaware. Although the Charter includes this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without the approval of the Company’s stockholders. The Company may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “YUMC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We and any selling stockholders may sell the shares of our common stock offered through this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers, including our affiliates; or

•	through a combination of any of these methods of sale.

The shares may be distributed from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the names of any selling stockholders;

•	the purchase price of the shares;

•	the net proceeds from the sale of shares by us;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any options under which the underwriters may purchase additional shares from us and/or the selling stockholders;

•	any offering price to the public;

•	any discounts or concessions allowed or re-allowed, or paid to dealers;

•	any commissions paid to agents; and

•	other material terms of the offering.

Through Underwriters or Dealers

If underwriters are used for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If dealers are used in the sale, unless otherwise indicated in the applicable prospectus supplement, the securities will be sold to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Through Agents

Agents may be designated who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commission payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We or any selling stockholders may also sell securities directly without using agents, underwriters or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Sidley Austin LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, agents or selling stockholders, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Yum China Holdings, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for leases in 2019.

The consolidated financial statements of Yum China Holdings, Inc. as of June 30, 2020 and December 31, 2019, and for six months ended June 30, 2020, have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the June 30, 2020 financial statements states that the accompanying consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2019, and the related notes, were not audited by KPMG Huazhen LLP and, accordingly, KPMG Huazhen LLP does not express an opinion on them.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not “filed” in accordance with SEC rules:

•

our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020 (including the information incorporated by reference into Part III of our Annual Report on Form 10-K by reference to our definitive proxy statement on Schedule 14A filed with the SEC on March 27, 2020);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 6, 2020, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 7, 2020, May 11, 2020, July 20, 2020, July 29, 2020 (Item 5.02 only) and August 28, 2020;

•

the description of our common stock contained in our Information Statement, filed as Exhibit 99.1 to our Registration Statement on Form 10 (File No. 001-37762), filed with the SEC on October 6, 2016, including any amendment or report filed for the purpose of updating such description; and

•

all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities described in this prospectus (other than any information deemed to have been “furnished” and not “filed” in accordance with SEC rules, including information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with copies of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, or by telephone to (469) 980-2898. The documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.yumchina.com. Information contained on our website or connected thereto is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus. Information may also be obtained from us at Yum China Holdings, Inc., 7100 Corporate Drive, Plano, Texas 75024, telephone (469) 980-2898.

41,910,700 Shares

Yum China Holdings, Inc.

COMMON STOCK

Sponsor, Joint Global Coordinator, Joint Bookrunner and Joint Lead Manager

Goldman Sachs

Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers

(in alphabetical order)

Citigroup                CMBI                 UBS

Joint Bookrunners and Joint Lead Managers

(in alphabetical order)

ABCI	AMTD	BOC International	CICC	CLSA	HSBC	ICBC International

The date of this prospectus supplement is                , 2020.